Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

THESTREET, INC.,

BANKERS FINANCIAL PRODUCTS CORPORATION

AND

S&P GLOBAL MARKET INTELLIGENCE INC.

Dated as of June 20, 2018

Page

5.9 Real Property	29

5.10 Software and Data	30

5.11 Intellectual Property	30

5.12 Products and Databases; Nature of Business	33

5.13 Material Contracts	34

5.14 Employee Benefits	35

5.15 Labor	36

5.16 Litigation	37

5.17 Compliance with Laws; Permits	38

5.18 Customers and Suppliers	38

5.19 Insurance	38

5.20 Accounts Receivable	39

5.21 Books and Records	39

5.22 Debt Instruments; Accounts Payable; Intercompany Transactions	39

5.23 Financial Advisors	40

5.24 No Other Representations or Warranties; Schedules	40

Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER	41

6.1 Organization and Good Standing	41

6.2 Authorization of Agreement	41

6.3 Conflicts; Consents of Third Parties	41

6.4 Litigation	42

6.5 Financial Advisors	42

6.6 Financial Capability	42

6.7 Disclaimer and Non-Reliance	42

Article VII COVENANTS	43

7.1 Access to Information	43

7.2 Conduct of the Business Pending the Closing	43

7.3 Consents	45

7.4 Shared Contracts	46

7.5 Further Assurances	46

7.6 Confidentiality	46

Page

7.7 Preservation of Records	47

7.8 Contacts with Suppliers and Customers	47

7.9 [Intentionally Omitted]	47

7.10 Intercompany Obligations and Arrangements	47

7.11 Interim Use of Leased Real Property	48

7.12 No Shop	48

7.13 Notice of Certain Events	49

Article VIII EMPLOYEES AND EMPLOYEE BENEFITS	49

8.1 Employment	49

8.2 Employee Benefits	50

8.3 Post-Closing Employee Liabilities	52

8.4 Closing Employee Liabilities	53

Article IX CONDITIONS TO CLOSING	53

9.1 Conditions Precedent to Obligations of Purchaser	53

9.2 Conditions Precedent to Obligations of Sellers	55

Article X INDEMNIFICATION	56

10.1 Survival of Representations and Warranties	56

10.2 Indemnification	56

10.3 Indemnification Procedures	58

10.4 Limitations on Indemnification	60

10.5 Calculation of Losses	61

10.6 No Duplicative Recovery	61

10.7 Escrow Funds	61

10.8 Mitigation of Losses	62

10.9 Indemnity Payments	62

10.10 No Punitive or Exemplary Damages	62

10.11 Exclusive Remedy	62

Article XI MISCELLANEOUS	63

11.1 Payment of Sales, Use or Similar Taxes; Cooperation on Tax Matters	63

11.2 Expenses	63

Page

11.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	63

11.4 Entire Agreement; Amendments and Waivers	64

11.5 Governing Law	64

11.6 Notices	65

11.7 Severability	65

11.8 Binding Effect; Assignment	66

11.9 Specific Performance	66

11.10 Non-Recourse	66

11.11 Counterparts	66

11.12 Sellers’ Obligations	66

Exhibits

A	[INTENTIONALLY OMITTED]

B	Bill of Sale

C	Assignment and Assumption Agreement

D	Non-Competition Agreement

E	Transition Services Agreement

F	Escrow Agreement

Schedules

1.1(a)	Assumed Indebtedness

1.1(b)	Knowledge of Sellers

1.1(c)	Permitted Exceptions

1.1(d)	Product Software

1.1(e)	Products; Third Party Products

1.1(f)	Retention Agreements

1.1(g)	Severance Agreements

2.1(a)	Real Property Lease

2.1(b)	Personal Property Leases

2.1(d)	Purchased Intellectual Property

2.1(f)	Other Software

2.1(g)	Purchased Contracts

2.1(h)	Transferred Permits

2.2(k)	Other Excluded Assets

2.7	Allocation Schedule

3.2(a)	Sample Closing Statement

7.2	Conduct of Business Pending Closing

7.4	Shared Contracts

Page

7.11	Non-Business Employees

8.1(a)	Business Employees

9.1(d)	Closing Consents

10.2(b)	Specific Indemnity

Disclosure Schedule

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 20, 2018 (the “Agreement”), by and among THESTREET, INC., a Delaware corporation (“Seller Parent”), BANKERS FINANCIAL PRODUCTS CORPORATION, a Wisconsin corporation (“Seller Subsidiary,” and together with Seller Parent, “Sellers,” and each, a “Seller”), and S&P GLOBAL MARKET INTELLIGENCE INC., a Delaware corporation (“Purchaser”). Purchaser and Sellers are sometimes referred to herein, individually, as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Sellers presently conduct the Business (as defined herein); and

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desires to sell to Purchaser, the Purchased Assets (as defined herein), and in connection therewith, Purchaser desires to assume the Assumed Liabilities (as defined herein), all on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1          Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assumed Indebtedness” means the Indebtedness listed on Schedule 1.1(a), to the extent not satisfied by Sellers at or prior to Closing.

“Business” means Sellers’ RateWatch business, which is comprised of (a) developing, gathering, maintaining, distributing, providing and licensing access to a database of deposit, loan and fee rate data gathered from financial institutions and (b) developing and providing banking-related product and fee comparisons, financial strength reporting, educational webinars, mystery shopping and consumer and financial institution surveys.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Know-How” means all Know-How of Sellers and their Subsidiaries with respect to the development, maintenance, provision and distribution of the Products and Third Party Products and the Know-How of a commercial nature used by Sellers and their Subsidiaries primarily or exclusively in the operation of the Business and existing as of the Closing Date, including confidential and proprietary customer lists, financial data and marketing material; provided that, with respect to Third Party Products, “Commercial Know-How” shall include only such Know-How with respect to such Third Party Products that is owned by Sellers pursuant to the terms of the Contract governing the reseller arrangement.

“Contract” means any contract, indenture, note, bond, lease or other binding agreement or binding obligation.

“Current Assets” means the sum of the current assets of the Business as of the close of business on the Business Day immediately prior to the Closing Date, determined in accordance with GAAP and with the past practice of the Business and the Financial Statements (to the extent the past practices of the Business and the Financial Statements are consistent with GAAP) and as set forth in the Sample Closing Statement (and comprised of the accounts set forth therein). Notwithstanding the previous sentence, Current Assets shall exclude (a) cash and cash equivalents (b) any asset constituting a deferred or current Tax asset, and (c) the Excluded Assets.

“Current Liabilities” means the sum of the current liabilities of the Business as of the close of business on the Business Day immediately prior to the Closing Date, determined in accordance with GAAP consistent with the past practice of the Business and the Financial Statements (to the extent the past practices of the Business and the Financial Statements are consistent with GAAP) and as set forth in the Sample Closing Statement (and comprised of the accounts set forth therein). Notwithstanding the previous sentence, (a) Current Liabilities shall exclude (i) all Indebtedness of the Business, (ii) any Liability constituting a current tax payable or deferred Tax liability and (iii) the Excluded Liabilities, and (b) Current Liabilities shall include all noncurrent deferred revenue of the Business (in addition to all current deferred revenue of the Business).

“Database” means the data and information used in connection with any of the Products or Third Party Products, including, deposit, loan and fee rate data gathered from financial institutions for use in connection with the Products or Third Party Products, provided that, with respect to the Third Party Products, this term shall be limited to the data and information as to which Sellers are provided access by the relevant third party partner in connection with the reseller arrangement.

“Employee Liabilities” means all Liabilities relating to or arising out of (i) the termination by Sellers of employment of any Business Employees who do not accept an offer of employment made by Purchaser pursuant to Section 8.1(a), including (A) any severance, separation, retention or termination compensation or benefits payable to such Business Employees pursuant to any Seller Benefit Plan, (B) obligations to pay accrued and unpaid hours of paid leave of such Business Employees for any period on or prior to the Closing, which may include, but is not limited to, vacation, personal days, floating holidays and sick leave, and (C) any compensation or benefits accrued or payable to such Business Employees with respect to any short term incentive plan of Sellers or the Business, including any bonus, incentive compensation, commission pay or other similar compensation determined, in each case, upon the achievement of pre-established performance or other target metrics, under any Contracts of Sellers or their Subsidiaries or Seller Benefit Plans (such portion of the Contracts or Seller Benefit Plans, the “Compensation Arrangements”), whether, in the case of the foregoing clauses (A), (B) or (C), such Liabilities are payable prior to, on or following the Closing; (ii) any and all salary, wages, reimbursements, remuneration or other similar compensation pay for services which are accrued or payable as of the Closing to any of the Business Employees; (iii) any and all accrued and unused vacation, sick days, personal days, maternity/paternity leave and other paid leave or time off for any of the Business Employees for any period on or prior to the Closing; (iv) any and all transaction, change of control or other similar bonuses or compensation which are accrued or payable as of the Closing or that may become accrued or payable after the Closing under any Contracts of Sellers or their Subsidiaries, any Seller Benefit Plans or any Severance Agreements, but excluding any amounts (A) that become accrued and payable after the 12-month anniversary of the Closing under any of the Severance Agreements or (B) that become accrued and payable under any of the Severance Agreements to Transferred Employees who, within the 15-month period following the Closing, have a separation from service from and are then rehired by Purchaser or an Affiliate thereof; (v) the portion of any retention or stay bonuses that become payable after the Closing in accordance with any of the Retention Agreements equal to the total amount payable under any such Retention Agreement, multiplied by a fraction, the numerator of which is the portion of the Retention Period (as defined in such Retention Agreement) ending as of the Closing Date, and the denominator of which is the total Retention Period (as defined in such Retention Agreement); (vi) any bonus, incentive compensation, commission pay or other similar compensation determined, in each case, upon the achievement of pre-established performance or other target metrics, which are accrued and payable as of the Closing with respect to any Business Employees under any Compensation Arrangements and are not otherwise addressed in clauses (iv) or (v) of this definition of Employee Liabilities; (vii) the portion of any bonus, incentive compensation, commission pay or similar compensation determined, in each case, upon the achievement of pre-established performance or other target metrics, that become payable to any Transferred Employee after the Closing in accordance with any of the Compensation Arrangements equal to the total amount payable under any such Compensation Arrangement, multiplied by a fraction, the numerator of which is the portion of the measurement period of such Compensation Arrangement ending as of the Closing Date, and the denominator of which is the total measurement period of such Compensation Arrangement, provided such compensation is not otherwise addressed in clauses (iv) or (v) of this definition of Employee Liabilities; (viii) any award, grant or issuance by any Seller or its Subsidiaries of any restricted or unrestricted stock, equity units, or other type of equity-based compensation to any Business Employee under any Contracts of Sellers or their Subsidiaries or Seller Benefit Plans, whether vested or unvested as of the date hereof or the Closing Date (the “Sellers’ Equity Grants”); (ix) any federal or state civil rights or similar Law, including the Worker Adjustment Retraining and Notification Act of 1988, resulting from the termination of employment of any employees or former employees of Sellers or their Subsidiaries during any period on or prior to the Closing; (x) any claims, charges, or other causes of action arising under Laws relating to employment discrimination, equal employment opportunities, disability, labor relations, wages and hours, classification of independent contractors, immigration, workers’ compensation, background and credit checks, working conditions, occupational safety and health, family and medical leave, or data privacy and data protection, in each case related to any employees or former employees of Sellers or their Subsidiaries for any period on or prior to the Closing; provided that the foregoing shall not include any such claims, charges or other causes of action resulting from or relating to actions or omissions of Purchaser; (xi) to the extent not covered by the foregoing clauses (i) to (x), any other Liabilities owed by Sellers or their Affiliates to any Business Employees for any period prior to and including the Closing; and (xii) any employer portion of any payroll or employment Taxes associated with the foregoing payments. The foregoing clauses (i)-(iii), (vi), (viii)-(xii) shall be referred to herein as the “Closing Employee Liabilities” and the foregoing clauses (iv), (v) and (vii) shall be referred to herein as the “Post-Closing Employee Liabilities”.

“Employee Liabilities Escrow Account” means the account into which the Escrow Agent has deposited the Employee Liabilities Escrow Amount in accordance with the Escrow Agreement.

“Employee Liabilities Escrow Amount” means an amount equal to $621,320.43.

“Employee Liabilities Escrow Funds” means, at any given time after Closing, the funds remaining in the Employee Liabilities Escrow Account.

“ERISA” means the U.S. Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement entered into on the Closing Date by and among Sellers, Purchaser and Escrow Agent, substantially in the form attached hereto as Exhibit F.

“Escrow Amount” means the sum of the Employee Liabilities Escrow Amount and the General Escrow Amount.

“Escrow Funds” means the sum of the Employee Liabilities Escrow Funds and the General Escrow Funds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Current Assets” means the following current assets of Sellers (a) cash and cash equivalents, (b) any asset constituting a deferred or current Tax asset, and (c) the Excluded Assets.

“Facility” means the Leased Real Property.

“Fundamental Representations” means the representations and warranties set forth in Sections 5.1, 5.2, 5.3(a)(i), (iii) and (v), 5.6(a), 5.23, 6.1, 6.2, 6.3(a)(i) and (iii), and 6.5.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“General Escrow Account” means the account into which the Escrow Agent has deposited the General Escrow Amount in accordance with the Escrow Agreement.

“General Escrow Amount” means an amount equal to $3,350,000.

“General Escrow Funds” means, at any given time after Closing, the funds remaining in the General Escrow Account.

“Governmental Body” means any domestic, international or foreign government or governmental or regulatory body thereof, or political subdivision thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules or regulations of such organization or authority have the force of Law), whether federal, state, or local, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware owned by Sellers and their Subsidiaries and located at the Facility and used primarily or exclusively in or held for use primarily or exclusively in connection with the Business, including any computers, file servers, facsimile servers, scanners, printers, telephones and telephone systems and networks.

“Indebtedness” of any Person means, without duplication, (i) the principal of, accrued and unpaid interest on and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding deferred revenue, trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP and with the past practice of the Business and the Financial Statements (to the extent the past practices of the Business and the Financial Statements are consistent with GAAP); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) any obligations with respect to any interest rate hedging, derivative or swap agreements or other similar agreements, including termination fees therefor; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), and in each of the foregoing cases, together with all accrued interest thereon and any applicable fees, costs, charges, expenses and premiums arising therefrom or relating thereto.

“Intellectual Property” means all intellectual property, design rights, database rights and property and proprietary rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (i) patents (including utility, utility model, plant and design patents, and certificates of invention) and applications therefor, including continuations, divisionals, continuations-in-part, or reissue patent applications and patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and any applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor and works of authorship; (iv) internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Body, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, and URLs; (v) inventions, discoveries, trade secrets, business and technical information, databases, designs, data formats, templates, data collections and confidential and proprietary information and all rights therein; (vi) software and firmware, including algorithms, data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (vii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (viii) all rights to any Legal Proceedings of any nature available to or being pursued by Sellers to the extent related primarily or exclusively to the foregoing, whether accruing before, on or after the date hereof. The term “Intellectual Property” shall not include “Database” or “Know-How” as defined herein.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property owned by Sellers or their Subsidiaries, and (ii) any grant to Sellers or any of their Subsidiaries of a right to use a third Person’s intellectual property rights which is necessary for the use of any Purchased Intellectual Property or Third Party Products, which is not owned by Sellers or their Subsidiaries and which is used primarily or exclusively in the Business.

“IRS” means the U.S. Internal Revenue Service.

“IT System” means all information technology and computer systems (including Hardware and information technology), whether relating to the transmission, storage, maintenance, organization, presentation, generation, processing and/or analysis of data and/or information whether or not in electronic format, that is located at the Facility and primarily or exclusively used in the conduct of the Business.

“Know-How” means all technical and practical techniques, information and knowledge, trade secrets and other confidential and proprietary information used exclusively or primarily in the operation of the Business or the development of Products or Third Party Products, including, with respect to the gathering of information included in the Database, such as the identities of the sources of information and methods and processes of developing the Database and the Products; provided that, with respect to Third Party Products, “Know-How” shall include only such Know-How with respect to such Third Party Products that is owned by Sellers pursuant to the terms of the Contract governing the reseller arrangement.

“Knowledge of Sellers” or words of similar import, means the actual knowledge as of the date hereof of the individuals identified on Schedule 1.1(b), in each case with such additional knowledge as such individual would acquire after having undertaken reasonable inquiry of his or her direct reports who such individual reasonably expects to have relevant knowledge of the matter at issue.

“Law” means any federal, state or local law, statute, code, ordinance, rule, decree, order, judgment or regulation enacted, promulgated, issued or entered by a Governmental Body.

“Lease Guaranty” means, collectively, that certain Guaranty, dated as of October 16, 2015, made by Seller Parent in favor of Badger47 LLC (or Badger47 LLP, as the case may be) with respect to the Real Property Lease, and that certain Guaranty, dated as of September 29, 2015, made by Seller Parent in favor of Badger47 LLC (or Badger47 LLP, as the case may be) with respect to the Real Property Lease.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance.

“Material Adverse Effect” means any change, circumstance, event or condition that (A) has, individually or in the aggregate, a material adverse effect on the Business, taken as a whole, or (B) that prevents, materially impairs or materially delays Sellers from being able to consummate the transactions contemplated hereby, other than (a) any changes, circumstances, events or conditions resulting from, arising out of or in connection with: (i) general economic conditions in any of the markets in which Sellers operate the Business; (ii) any change in economic conditions or the financial, banking, currency or capital markets in general; (iii) any calamity or other conditions generally affecting the industries in which the Business operates; (iv) acts of God or other calamities, national or international political or social conditions, including the engagement by any country or group in hostilities, occurring after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, or any material worsening of any such conditions threatened or existing as of the date hereof; (v) changes in Laws or interpretations thereof applicable to the Business; (vi) changes in GAAP or binding interpretations thereof or other binding accounting principles or requirements; (vii) any actions taken, or failures to take action, or such other changes or events, in each case, to which Purchaser has consented in writing; (viii) the taking of any action required by this Agreement; or (ix) any failure to meet any internal or public projections, forecasts or estimates of earnings or revenues (provided that the underlying causes of any such failure (subject to the other provisions of this definition) shall not be excluded), except, in the case of clauses (i), (ii), (iii), (iv), (v) and (vi) above, to the extent that any such change, circumstance, event or condition has a disproportionate and adverse effect on the Business relative to other businesses in the industry in which the Business operates; or (b) any changes, events or conditions arising out of or relating to the public announcement of this Agreement or the transactions contemplated hereby, or the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the Business, the Purchased Assets or the Assumed Liabilities.

“Modification” means, with respect to any item, any modification, translation, conversion, compilation, upgrade or other derivative version of, or change or addition to, such item. “Modified” and “Modify” shall have corollary meanings.

“Net Working Capital” means, as of the close of business on the Business Day immediately prior to the Closing Date, the Current Assets, minus the Current Liabilities, as set forth in the Sample Closing Statement and determined in accordance with GAAP and with the past practice of the Business and the Financial Statements (to the extent the past practices of the Business and the Financial Statements are consistent with GAAP).

“Open Source Code” means any Software that is distributed under “open source” (as that term is defined by the Open Source Initiative) or “free software” (as that term is defined by the Free Software Foundation) terms, including any Software distributed under the GPL, LGPL, AGPL, Mozilla License, Apache License, Common Public License, MIT license, BSD license and/or similar terms and including any Software distributed with any license term and/or condition that: (A) requires or could require, or conditions or could condition, the use or distribution of such Software on the disclosure, licensing, or distribution of any source code for any portion of such Software or any derivative work of such Software; or (B) requires or could require, or conditions or could condition, that any portion of such Software or any derivative work of such Software be licensed for the purpose of making modifications or derivative works or be redistributable at no charge.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) any Liens for Taxes not yet due and payable, or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (ii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; (iii) any title retention or security interests under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and which are expressly assumed by Purchaser hereunder; (iv) any Liens relating to purchase money obligations or other Indebtedness that is expressly assumed by Purchaser hereunder; (v) any easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements or restrictions which would be shown by a current title report or other similar report or listing; (vi) any conditions that may be shown by a current survey, title report or physical inspection; (vii) any Liens arising from the failure of Sellers or Purchaser to comply with bulk sales laws or similar Laws in any jurisdiction; and (viii) the Liens disclosed in Schedule 1.1(c) attached hereto.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Product Software” means the software listed on Schedule 1.1(d) and all software that is both owned by and maintained or distributed by Sellers or their Subsidiaries and is primarily or exclusively used in or held primarily or exclusively for use in connection with the Products. For the avoidance of doubt, “Product Software” as used herein shall not include third party software used or otherwise provided in connection with the Third Party Products (such software, “Third Party Software”).

“Products” means the “RateWatch” suite of products set forth on Schedule 1.1(e), the Database and any and all products and services developed, marketed, distributed, licensed, provided or sold by Sellers or their Subsidiaries that are primarily or exclusively used in or held primarily or exclusively for use in the Business; provided that “Products” as used herein shall not include Third Party Products.

“Retained Businesses” means the following businesses of Sellers: (A) providing coverage to institutional investors and other customers on changes in corporate control, including mergers and acquisitions, private equity, corporate activism and restructuring, and related services, which Sellers refer to as their “TheDeal” business, (B) providing relationship capital management data and related services, which Sellers refer to as their “BoardEx” business and (C) providing financial news and information, including coverage of the financial markets, economy, industry trends, investment and financial planning, targeted to the retail investing public, which Sellers refer to as their “Business to Consumer” business.

“Retention Agreements” means the Contracts listed on Schedule 1.1(f).

“Severance Agreements” means the Contracts listed on Schedule 1.1(g).

“Subsidiary” means, with respect to a Party, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which (a) such Party or any other Subsidiary of such party is a managing member or general partner; (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such entity is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such Party or by any one or more of such Party’s Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Tax Authority” means any state or local government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, intangibles, property and estimated taxes, and other taxes, fees, stamp taxes, escheat or unclaimed property, duties, charges, levies or assessments in the nature of taxes of any kind whatsoever (whether payable directly or by withholding), only to the extent the foregoing are in the nature of a tax, together with any and all interest, penalties, fines or additions to tax imposed by any Tax Authority in connection with any item described in clause (i); (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of applicable Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a transferee or successor, by Contract (including Tax sharing or Tax indemnity agreement), or otherwise.

“Third Party Products” means those products and services developed or owned by third parties and marketed, distributed, licensed, provided or sold by Sellers or their Subsidiaries as a reseller pursuant to written reseller arrangements that are listed in Schedule 1.1(e).

“Transaction Expenses” means any and all (whether or not disclosed by any Seller to Purchaser): (a) unpaid costs, fees and expenses of outside professionals incurred by any Seller in connection with the consummation of the transactions contemplated hereby, including all legal fees, accounting, tax, management or other similar fees, investment banking fees and expenses (including such fees and expenses payable to any Seller or its Affiliates) and (b) 50% of the fees and expenses payable to the Escrow Agent in connection with the Escrow Agreement; in each of the foregoing cases under clauses (a) and (b), whether incurred, accrued or invoiced or billed before or after the Closing.

“Working Capital Lower Target” means negative $4,434,403.

“Working Capital Upper Target” means negative $4,234,403.

1.2           Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accounts Receivable	5.20(a)
Acquisition Proposal	7.12
Allocation Schedule	2.7
Assignment and Assumption Agreement	9.1(e)(ii)
Assumed Liabilities	2.3
Balance Sheet	5.4
Balance Sheet Date	5.4
Basket	10.4(a)
Bill of Sale	9.1(e)(i)
Books and Records	2.1(j)
Business Employees	8.1(a)
Cash Purchase Price	3.1
Closing	4.1
Closing Assumed Indebtedness	3.2(b)
Closing Date	4.1
Closing Employee Liabilities	1.1 “Employee Liabilities”
Closing Working Capital	3.2(b)
COBRA	8.2(d)
Compensation Arrangement	1.1 “Employee Liabilities”
Confidentiality Agreement	7.6(a)
De Minimis Amount	10.4(a)
Direct Indemnity Claim	10.3(a)
Dispute	11.3(a)
Equipment	2.1(c)
Excluded Assets	2.2
Excluded Liabilities	2.4
Exempt Losses	10.4(a)
Final Adjustment Amounts	3.2(b)
Final Closing Schedule	3.2(b)
Financial Statements	5.4
General Cap	10.4(b)
Indemnified Party	10.3(a)
Indemnifying Party	10.3(a)
Independent Accounting Firm	3.2(d)
Insurance Policy	5.19
Interim Period	7.11
Lease Guaranty Indemnified Obligations	7.3

Leased Real Property	2.1(a)
Losses	10.2(a)
Mark	5.11(j)
Material Contracts	5.13(a)
Material Customers	5.18(a)
Material Suppliers	5.18(b)
Negotiation Period	3.2(c)
Non-Business Employees	7.11
Non-Competition Agreement	9.1(e)(iv)
Nonassignable Assets	2.5(b)
Party	Recitals
Pending Claim	10.7(b)
Pending Employee Claim	8.3(c)
Personal Property Leases	2.1(b)
Post-Closing Employee Liabilities	1.1 “Employee Liabilities”
Preliminary Adjustment Amounts	3.2(a)
Preliminary Assumed Indebtedness	3.2(a)
Preliminary Closing Schedule	3.2(a)
Preliminary Working Capital	3.2(a)
Purchase Price	3.1
Purchased Assets	2.1
Purchased Contracts	2.1(g)
Purchased Intellectual Property	2.1(d)
Purchaser	Recitals
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Plans	8.2(c)
Purchaser’s Objection	3.2(c)
Real Property Lease	2.1(a)
Representatives	5.11(i)
Sample Closing Statement	3.2(a)
Seller	Recitals
Seller Benefit Plans	5.14(a)
Seller Documents	5.2
Seller Indemnified Parties	10.2(c)
Seller Marks	2.2(h)
Seller’s Objection	3.2(c)
Sellers’ Equity Grants	1.1 “Employee Liabilities”
Shared Contracts	7.4
Software	5.10
Tax Refunds	2.2(b)
Third Party Software	1.1 “Product Software”
Transferred Employees	8.1(a)
Transferred Permits	2.1(h)
Transition Period	2.5(b)
Transition Services Agreement	9.1(e)(v)

1.3          Other Definitional and Interpretive Matters.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)         Dollars. Any reference in this Agreement to $ or dollars shall mean U.S. dollars.

(iii)        Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)        Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)         Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)        Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)       Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)           The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, or cause their Subsidiaries to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire, receive and accept from Sellers and their Subsidiaries, as applicable, free and clear of all Liens (other than Permitted Exceptions), all of Sellers’ and their Subsidiaries’ right, title and interest in and to all assets, properties and rights which relate primarily or exclusively to the Business, as each may exist as of the Closing, but in each case excluding the Excluded Assets (the “Purchased Assets”), including the following:

(a)       Real Property Lease. Sellers’ interest in the lease of real property set forth on Schedule 2.1(a) (“Real Property Lease” and the real property specified in such lease, the “Leased Real Property”), together with all improvements, fixtures and other appurtenances thereto owned by Sellers;

(b)       Personal Property Leases. Subject to Section 2.5(b), the leases and subleases of tangible personal property set forth on Schedule 2.1(b), and any rights appurtenant to such leases and subleases (the “Personal Property Leases”);

(c)       Equipment. The machinery, equipment, tools, furniture, furnishings, Hardware, IT Systems, office equipment (including telecommunication equipment), goods and other tangible items of personal property owned by Sellers or their Subsidiaries and which are located at the Facility and used primarily or exclusively in the Business (the “Equipment”);

(d)       Intellectual Property and Commercial Know-How. All (i) Intellectual Property owned by Sellers and their Subsidiaries and used primarily or exclusively in or held for use primarily or exclusively in connection with the Business, including all such Intellectual Property in the Products, the Product Software, the Third Party Products, the Third Party Software and the Intellectual Property set forth on Schedule 2.1(d); provided that, with respect to Third Party Products and Third Party Software, the foregoing shall be limited to only such Intellectual Property with respect to such Third Party Products and Third Party Software that is owned by Sellers pursuant to the terms of the Contract governing the reseller arrangement, and (ii) the Commercial Know-How (collectively, the “Purchased Intellectual Property”);

(e)       Products and Third Party Products. The Products (including the Database), the Product Software and any rights of Sellers in the Third Party Products and Third Party Software;

(f)        Other Software. Subject to Section 2.5(b), the software set forth on Schedule 2.1(f);

(g)       Contracts. Subject to Section 2.5(b), the Contracts to which a Seller is a party or by which a Seller is bound, in each case relating primarily or exclusively to the Business or the Purchased Assets, including those which are set forth on Schedule 2.1(g) (collectively, the “Purchased Contracts”);

(h)       Permits. Subject to Section 2.5(b), the Permits set forth on Schedule 2.1(h) and any Permits related to the operation of the Facility or exclusively or primarily related to the operation of the Business (“Transferred Permits”);

(i)        Current Assets. The Current Assets;

(j)        Books and Records. The books, records and files (including in digital, electronic or other format) of Sellers or their Subsidiaries to the extent exclusively or primarily relating to the Business, including (i) books and records relating to the Commercial Know-How or the business, commercial, financial, customer, supplier or other information of the Business, regardless of form, (ii) regulatory documents, records and applications related to Business, and (iii) marketing materials related to the Business, other than books and records set forth in Section 2.2(f) (“Books and Records”); provided, however, that Sellers may retain a copy of the Books and Records solely for the purposes of Sellers’ internal legal, Tax and accounting archival purposes (subject to the confidentiality obligations of Sellers under Section 7.6 hereof); and provided, further, however, that Sellers may redact any information from such Books and Records to the extent such information is not used in or otherwise related to the Business prior to the delivery of such Books and Records to Purchaser;

(k)       Materials. All promotional, advertising and marketing materials used by Sellers or their Subsidiaries primarily or exclusively in the Business;

(l)        Goodwill. All goodwill of the Business as a going concern and associated with the items listed above; and

(m)      Other Business Assets. All other assets (tangible and intangible) of Sellers, other than of the kind specified in clauses (a) through (l) above, used primarily or exclusively in the conduct of the Business.

After the Closing, Sellers and Purchaser shall take all action (or shall cause its Affiliates to take all actions) reasonably requested by any other Party to effect the provisions of this Section 2.1, including the transfer of any Purchased Assets that are not transferred inadvertently at Closing.

2.2           Excluded Assets. Nothing herein contained shall be deemed to sell, convey, assign or transfer the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” means the following assets, properties, interests and rights of Sellers:

(a)       Cash and Cash Equivalents; Bank Accounts; Excluded Current Assets. All cash and cash equivalents, including any marketable or other securities, and accrued interest, dividends or other earnings thereon, wherever located, all bank accounts, deposit and lockbox arrangements and other locations where financial instruments or financial records are maintained by or on behalf of the Business, and all Excluded Current Assets;

(b)       Tax Refunds and Attributes. Any Tax attributes of Sellers (including net operating losses and Tax credits) and any refunds, credits or other assets or rights (including interest thereon or claims therefor) with respect to any Taxes (the “Tax Refunds”) of Sellers or for the period prior to the Closing relating to the Business or the Purchased Assets;

(c)       Insurance Policies. Any insurance policies at any time in effect or claims, causes of action, proceeds or other rights with respect thereto, and any reimbursement for, or other benefit associated with, prepaid insurance, including insurance policies covering events occurring in whole or in part prior to the Closing;

(d)       Employee Benefit Assets. All assets relating to the Seller Benefit Plans, subject to the provisions of Section 8.2(b) relating to rollover or transfer of account balances and certain other assets in Seller Benefit Plans intended to qualify under Sections 401(a) and 401(k) of the Code into the Purchaser Plans;

(e)       Claims. (i) Any claim, right or interest of Sellers relating to Excluded Liabilities or Excluded Assets and any rights, claims or causes of action of Sellers against third parties relating to assets, properties, business or operations of Sellers arising out of events occurring on or prior to the Closing Date and (ii) all rights of Sellers and their respective Affiliates arising under this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby;

(f)        Books and Records. Any (i) personnel and medical records pertaining to any Business Employee that Sellers are required by Law to retain; (ii) other books and records that Sellers are required by Law to retain; (iii) any information management systems of Sellers if and to the extent not primarily or exclusively related to the Business, the Products or the Third Party Products; (iv) minute books, stock ledgers and stock certificates of Sellers and their respective Affiliates; (v) Tax Returns, tax records and work papers of Sellers; (vi) the corporate books and records of Sellers; (vii) documents relating to proposals to acquire the Business by Persons other than Purchaser; and (viii) records and reports prepared or received by any Seller in connection with the sale of the Business or the transactions contemplated by this Agreement, including all analyses relating to the Business so prepared or received and all correspondence among Sellers and/or any of their representatives with respect thereto;

(g)       Intellectual Property. Any intellectual property rights of Sellers other than (i) the Purchased Intellectual Property and (ii) all rights with respect to the Database, the Product Software, Third Party Software, and the Products or Third Party Products;

(h)       Names and Logos. The trade names and associated trademarks and logos and any names (including Internet domain names) or marks used or held for use primarily or exclusively in any of the Retained Businesses, including any names or marks (including Internet domain names) similar thereto or derivative thereof (collectively, the “Seller Marks”), and the goodwill associated therewith (it is understood and agreed that the Seller Marks do not include the Mark);

(i)        Capital Stock. All of the capital stock or equity interests in Sellers and their respective Affiliates;

(j)        Assets of Retained Businesses. To the extent not expressly included in the Purchased Assets, all assets, properties and rights primarily or exclusively used in or held for use in connection with Sellers’ Retained Businesses and other business operations that are unrelated to the Business or the Products, including Sellers’ finance, accounting, human resources, legal, marketing, information technology, facilities management and clerical functions, and all assets, properties and rights used in or held for use primarily or exclusively in connection with the Retained Businesses; and

(k)       Other Excluded Assets. All other assets, properties or rights of Sellers not expressly included in the Purchased Assets and not primarily or exclusively related to the Business or the Products, including those assets, properties or rights set forth on Schedule 2.2(k).

After the Closing Date, Sellers and Purchaser shall take all action (or shall cause its Affiliates to take all actions) reasonably requested by any other Party to effect the provisions of this Section 2.2, including the prompt return of any Excluded Assets that are transferred inadvertently at Closing.

2.3           Assumption of Liabilities. On the Closing Date, on the terms and subject to the conditions set forth in this Agreement, Purchaser shall assume and shall pay, perform and discharge when due the following Liabilities relating to or arising out of the Business or the Purchased Assets (the “Assumed Liabilities”), and no other Liabilities of Sellers:

(a)       Current Liabilities. All Current Liabilities;

(b)       Assumed Indebtedness. All Assumed Indebtedness for which an appropriate dollar-for-dollar deduction to the Cash Purchase Price has been made between Sellers and Purchaser pursuant to Section 3.2 hereof;

(c)       Contracts. Except as otherwise provided in this Agreement, all Liabilities arising or to be performed after the Closing under the Purchased Contracts, the Real Property Lease, the Personal Property Leases, the Transferred Permits and Purchased Intellectual Property;

(d)       Taxes. All Liabilities for Taxes (i) arising out of the ownership of the Purchased Assets or the operation of the Business after the Closing or (ii) for which Purchaser is responsible pursuant to Section 11.1;

(e)       Employee Liabilities. Except as otherwise provided in this Agreement, all Liabilities relating to or arising out of (i) the employment or termination of employment of the Transferred Employees after the Closing, including Liabilities relating to compensation or benefits with respect to the period following the Closing other than Employee Liabilities for which Sellers may be responsible hereunder for or during any period after the Closing; (ii) any federal or state civil rights or similar Law, including the Worker Adjustment Retraining and Notification Act of 1988, resulting from the termination of employment of the Transferred Employees during any time following the Closing; (iii) any claims, charges, or other causes of action arising under Laws relating to employment discrimination, equal employment opportunities, disability, labor relations, wages and hours, classification of independent contractors, immigration, workers’ compensation, background and credit checks, working conditions, occupational safety and health, family and medical leave, or data privacy and data protection, in each case related to the Transferred Employees during any time following the Closing; (iv) any amounts that become accrued and payable after the 12-month anniversary of the Closing under any of the Severance Agreements; (v) the portion of any retention or stay bonuses that become payable after the Closing in accordance with any of the Retention Agreements equal to the total amount payable under any such Retention Agreement, multiplied by a fraction, the numerator of which is the portion of the Retention Period (as defined in such Retention Agreement) beginning after the Closing Date, and the denominator of which is the total Retention Period (as defined in such Retention Agreement); (vi) the portion of any bonus, incentive compensation, commission pay or similar compensation determined, in each case, upon the achievement of pre-established performance or other target metrics, that become payable to any of the Transferred Employees after the Closing in accordance with any of the Compensation Arrangements equal to the total amount payable under any such Compensation Arrangement, multiplied by a fraction, the numerator of which is the portion of the measurement period of such Compensation Arrangement beginning after the Closing Date, and the denominator of which is the total measurement period of such Compensation Arrangement; and (vii) the employer portion of any Taxes with respect to any of the forgoing payments;

(f)        Conduct of Business. All Liabilities arising out of or relating to the ownership or operation of the Business or the Purchased Assets from and after the Closing; and

(g)       Other Assumed Liabilities. All other Liabilities assumed by Purchaser or for which Purchaser is responsible under any provision of this Agreement or any other agreement, instrument or certificate delivered by Purchaser in connection with the transactions contemplated hereby.

2.4           Excluded Liabilities. It is expressly agreed that Sellers shall retain, perform and discharge, and Purchaser shall not assume and shall not pay, perform and discharge or become liable for, any or all of the Liabilities of Sellers or their respective Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:

(a)       Excluded Assets. Liabilities arising out of the Excluded Assets;

(b)       Indebtedness; Transaction Expenses. All Liabilities for (i) Indebtedness (except for Assumed Indebtedness for which an appropriate dollar-for-dollar deduction to the Cash Purchase Price has been made between Sellers and Purchaser pursuant to Section 3.2 hereof), and (ii) Transaction Expenses;

(c)       Certain Taxes. All Liabilities for Taxes arising out of the ownership or operation of the Purchased Assets or the Business prior to the Closing, including Taxes for which Sellers are responsible pursuant to Section 11.1, but excluding Taxes for which Purchaser is responsible pursuant to Section 11.1;

(d)       Employees. All Employee Liabilities, subject to the provisions of Section 8.3 relating to payment of any Post-Closing Employee Liabilities from the Employee Liabilities Escrow Account; and

(e)       Other Liabilities. All other Liabilities relating to amounts required to be paid by Sellers hereunder and all Liabilities that Sellers have expressly retained under any provision of this Agreement or any other agreement, instrument or certificate delivered by Sellers in connection with the transactions contemplated hereby.

2.5           Further Conveyances and Assumptions; Consent of Third Parties.

(a)       From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Sellers and their respective Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Purchaser Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b)       Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Transferred Permit, certificate, approval, authorization or other right, that by its terms or by Law is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”), unless and until such consent shall have been obtained. With respect to Purchased Contracts or Transferred Permits that are material for the Business after the Closing Date, Sellers shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to cooperate with Purchaser at its request for a period not to exceed the earlier of (i) the date the relevant consent is obtained, (ii) the expiration of such Purchased Contract or Transferred Permit and (iii) 365 days following the Closing Date (as applicable, a “Transition Period”) in endeavoring to obtain such consents promptly. Following the Closing, until such consent is obtained, Sellers and Purchaser shall use their commercially reasonable efforts to comply with the terms of any Purchased Contract that has not yet been transferred or assigned due to the failure to receive such consent as if such Contract had been so transferred or assigned and to provide Purchaser with the rights and benefits thereunder. Purchaser and Sellers shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to assign any and all Purchased Contracts to Purchaser (subject to the Transition Period), to novate all Liabilities under any and all Purchased Contracts or other Liabilities that constitute Assumed Liabilities, or to obtain in writing the unconditional release of Sellers and their respective Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities. To the extent permitted by applicable Law, in the event consents to the assignment of any Purchased Asset cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Sellers or the applicable Affiliate of a Seller in trust for Purchaser and the covenants and obligations thereunder shall be performed by Purchaser in Sellers’ or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Purchaser’s sole account for a period not to exceed the Transition Period. During such period, Sellers shall take or cause to be taken at Sellers’ expense such actions in Purchaser’s name or otherwise as Purchaser may reasonably request so as to provide Purchaser with all rights and benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Sellers or the applicable Affiliate of a Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing Date, Sellers on behalf of themselves and their respective Affiliates authorize Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of Sellers or their respective Affiliates under the Nonassignable Assets and appoint Purchaser their attorney-in-fact to act in their name on their behalf or in the name of the applicable Affiliate of a Seller and on such Affiliate’s behalf with respect thereto. Sellers shall be solely responsible for all out-of-pocket fees (not including attorneys’ fees incurred by parties other than Sellers) and breakage or termination fees, if applicable, (x) required in connection with a Purchased Contract to be assumed by Purchaser hereunder to obtain any consent contemplated under this Section 2.5(b) or (y) required in connection with any Shared Contract to obtain any consent to separation contemplated under Section 7.4. Notwithstanding the foregoing, the provisions of this Section 2.5(b) shall not apply to any third party consents required to be delivered under Section 9.1(d).

2.6           Bulk Sales Laws; Tax Notifications. The Parties hereby waive compliance by Purchaser and Sellers with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

2.7           Purchase Price Allocation. Purchaser shall, within 90 days after the Closing Date, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the Purchase Price) among the Purchased Assets in a manner consistent with the principles set forth in Schedule 2.7 (the “Allocation Schedule”). If Sellers raise any objection to the Allocation Schedule within 30 days of the receipt thereof, Purchaser and Sellers shall negotiate in good faith to resolve such objection(s). If Sellers and Purchaser are unable to agree on the Allocation Schedule within 180 days following the Closing Date, then any remaining disputed matters will be finally and conclusively determined by the Independent Accounting Firm in the manner set forth in Section 3.2(d), the cost of which shall be shared equally by Sellers and Purchaser, and the Independent Accounting Firm shall be required to follow the principles set forth in Schedule 2.7. Sellers and Purchaser shall promptly advise each other of the existence of any Tax audit, controversy or litigation related to such allocation hereunder, and shall each file its respective Tax Returns (including IRS Form 8594) in accordance with the Allocation Schedule and shall not take any position on any Tax Return or during the course of any audit or other proceeding that is inconsistent therewith, unless otherwise required by a Tax Authority. Such allocation shall be adjusted in a manner consistent with the Allocation Schedule in the case of any adjustment to the Purchase Price pursuant to this Agreement.

Article III

CONSIDERATION

3.1           Consideration. In consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, Purchaser shall on the Closing Date, (a) make payment by wire transfer, in immediately available funds, to such bank account or accounts as shall be specified by Sellers prior to the Closing, of an amount equal to $33,500,000, subject to adjustment as provided in Section 3.2(a) (the “Cash Purchase Price”) less the Escrow Amount; (b) make payment by wire transfer, in immediately available funds, to the Escrow Agent, of the Escrow Amount; and (c) assume the Assumed Liabilities (collectively, with the Cash Purchase Price, and after all adjustments contemplated by this Agreement, the “Purchase Price”).

3.2           Purchase Price Adjustment.

(a)       Not later than 2 Business Days prior to the Closing, Sellers shall provide Purchaser with a schedule (the “Preliminary Closing Schedule”) setting forth Sellers’ good faith estimate as of the close of business on the Business Day immediately prior to the Closing Date of Net Working Capital (the “Preliminary Working Capital”) and the Assumed Indebtedness (the “Preliminary Assumed Indebtedness”, and together with the Preliminary Working Capital, the “Preliminary Adjustment Amounts”) as of the time immediately prior to the Closing. The Preliminary Closing Schedule shall be prepared in accordance with GAAP and with the past practice of the Business and the Financial Statements (to the extent the past practices of the Business and the Financial Statements are consistent with GAAP) consistent with the illustrative calculation set forth on Schedule 3.2(a) (the “Sample Closing Statement”). The Cash Purchase Price shall be adjusted as follows: (i) the Cash Purchase Price shall be decreased by the Preliminary Assumed Indebtedness and (ii) if the amount of Preliminary Working Capital exceeds the Working Capital Upper Target, then the Cash Purchase Price shall be increased by the excess, or if the amount of Preliminary Working Capital is less than the Working Capital Lower Target, then the Cash Purchase Price shall be decreased by the shortfall.

(b)       Within 30 days following the Closing, Purchaser shall prepare and deliver to Sellers a schedule (the “Final Closing Schedule”), in the form of the illustrative calculation set forth in the Sample Closing Statement, setting forth a calculation of Net Working Capital as of the Closing (the “Closing Working Capital”) and the Assumed Indebtedness as of the Closing (the “Closing Assumed Indebtedness”, and together with the Closing Working Capital, the “Final Adjustment Amounts”), which shall be prepared on the same basis and using accounting principles, practices and methods consistent with those used to prepare the Preliminary Closing Schedule. During such period, Sellers shall provide Purchaser and its representatives with all relevant data and financial statements which may be in the possession or control of Sellers or their Affiliates as may be reasonably requested by Purchaser to the extent necessary for Purchaser to prepare the Final Closing Schedule.

(c)       Sellers shall have 30 days after the delivery by Purchaser to review the Final Closing Schedule. Purchaser shall, from and after the Closing Date, provide Sellers and their representatives with all data and financial statements reasonably requested by Sellers, to the extent necessary for Sellers to review the Final Closing Schedule. In the event that Sellers believe in good faith that the Final Adjustment Amounts have not been determined accurately by Purchaser in accordance with the terms of this Agreement, Sellers shall inform Purchaser in writing (the “Seller’s Objection”), setting forth a specific description of the basis of the Seller’s Objection and the adjustments to the Final Adjustment Amounts that Sellers believe should be made, on or before the last day of such 30 day period. Failure to notify Purchaser within such 30 day period shall constitute acceptance and approval by Sellers of the Final Closing Schedule. If Sellers timely deliver a Seller’s Objection, then Purchaser shall have 15 days to review and respond to the Seller’s Objection. If any proposed change set forth in the Seller’s Objection is not accepted by Purchaser, then Purchaser shall, within 15 days after receipt of the Seller’s Objection, give written notice to Sellers of Purchaser’s objection to such change (the “Purchaser’s Objection”). Failure to so notify Sellers within such 15 day period shall constitute acceptance and approval by Purchaser of the Seller’s Objection. The Final Adjustment Amounts, as adjusted for any matter included in the Seller’s Objection that is not disputed in the Purchaser’s Objection, shall be deemed conclusively accepted by Purchaser and Sellers, except in respect of those matters still in dispute in accordance herewith. For a period of 15 days after delivery by Purchaser of the Purchaser’s Objection (the “Negotiation Period”), Sellers and Purchaser shall negotiate in good faith to resolve any remaining disputes as expeditiously as possible.

(d)       If Purchaser and Sellers are unable to resolve all of their disagreements with respect to the determination of the Final Adjustment Amounts by the expiration of the Negotiation Period, or such longer period as they may mutually agree in writing, they shall refer their remaining differences to RSM US LLP (the “Independent Accounting Firm”), which shall determine solely on the basis of the standard set forth in Section 3.2(a), and only with respect to the remaining differences and objections so submitted, whether and to what extent, if any, the Final Adjustment Amounts require adjustment. Each of Purchaser and Sellers shall make complete submissions to the Independent Accounting Firm within 10 days following the engagement of the Independent Accounting Firm. Failure by either Party to make a complete submission prior to the 10 day period will be deemed to be a waiver of such Party’s right to make a submission. The Parties shall instruct the Independent Accounting Firm to deliver its written determination to Sellers and Purchaser no later than the 30th day after the remaining differences underlying the Sellers’ Objection and the Purchaser’s Objection are referred to the Independent Accounting Firm. The Independent Accounting Firm shall resolve the dispute and determine the Final Adjustment Amounts, not on the basis of an independent review, but only within the disputed range and based on the standard set forth in Section 3.2(a). Such resolution shall be set forth in a written statement delivered to Purchaser and Sellers. The Independent Accounting Firm’s determination shall be conclusive and binding upon Sellers and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be equitably apportioned by such Independent Accounting Firm based on the extent to which Purchaser, on the one hand, or Sellers, on the other hand, is determined by the Independent Accounting Firm to be the prevailing party in the resolution of such disputed matters.

(e)       Following determination of the Final Adjustment Amounts (as may be adjusted by the determination of the Independent Accounting Firm), the Cash Purchase Price shall be recalculated in accordance with Section 3.2(a), but using the Final Adjustment Amounts instead of the Preliminary Adjustment Amounts, and Sellers or Purchaser, as the case may be, shall make an adjustment payment as follows within 10 Business Days following such determination: (i) in the event the amount of the Cash Purchase Price using the Final Adjustment Amounts is less than the amount of the Cash Purchase Price using the Preliminary Adjustment Amounts, Sellers shall pay the net difference to Purchaser; or (ii) in the event the amount of the Cash Purchase Price using the Final Adjustment Amounts is greater than the amount of the Cash Purchase Price using the Preliminary Adjustment Amounts, Purchaser shall pay the net difference to Sellers. In the event Sellers are responsible for any adjustment amount pursuant to Section 3.2(e)(i), Purchaser shall be paid such amount from the General Escrow Amount in lieu of payment by Sellers of such amount directly, and Purchaser and Sellers shall issue a joint written instruction to the Escrow Agent to distribute such amount to Purchaser from the General Escrow Amount within the 10 Business Day period referenced above. The adjustment payment shall be treated for all tax purposes as an adjustment to the Purchase Price, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Tax Authority or a final non-appealable judgment of a court of competent jurisdiction, and shall be paid by wire transfer, in immediately available funds, to a bank account or accounts designated by Sellers or Purchaser, as the case may be.

3.3           Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of any Laws relating to Taxes, and to the extent such deducted amounts are timely paid to the applicable Governmental Body, all such amounts shall be deemed and treated as paid and delivered to Sellers hereunder. Prior to making any deduction or withholding from any payment to any Person, Purchaser shall provide 3 days’ prior written notice to such Person of the amounts subject to deduction or withholding and to provide to such Person a reasonable opportunity within such 5 days to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. Purchaser agrees to accept properly completed and duly executed documentation that will permit any consideration otherwise payable pursuant to this Agreement to be made without or at a reduced rate of withholding under applicable Law.

Article IV

CLOSING AND TERMINATION

4.1           Closing; Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the party entitled to waive that condition), other than conditions that by their nature are to be satisfied on the Closing Date (but subject to the satisfaction or waiver of such conditions), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by teleconference and the exchange of deliverables (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile, on a date to be specified by the Parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Sections 9.1 and 9.2 hereof (or the waiver thereof by the party entitled to waive that condition), other than conditions that by their nature are to be satisfied on the Closing Date (but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

4.2           Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)       At the election of Sellers or Purchaser on or after August 15, 2018 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default in any material respect of any of its obligations hereunder and is not the cause of the Closing not occurring by such date;

(b)       By mutual written consent of Sellers and Purchaser;

(c)       By Sellers or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)       By Purchaser, if Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.1(a) or Section 9.1(b), and such breach, inaccuracy or failure has not been cured by Sellers within 15 days of Sellers’ receipt of written notice of such breach from Purchaser; or

(e)       By Sellers, if Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.2(a) or Section 9.2(b), and such breach, inaccuracy or failure has not been cured by Purchaser within 15 days of Sellers’ receipt of written notice of such breach from Purchaser.

4.3           Procedure Upon Termination. In the event of termination of this Agreement by Purchaser or Sellers, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers.

4.4           Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers or any of their respective Subsidiaries, Affiliates, officers, directors, employees, agents, advisors or other representatives, and the Parties shall not have any other remedy or cause of action under or relating to this Agreement or any applicable Law; provided, however, that the obligations of the parties set forth in this Section 4.4 and Article XI hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that (a) if this Agreement is terminated other than pursuant to Section 4.2(b), nothing in this Section 4.4 shall relieve Purchaser or Sellers of any liability for a willful breach of this Agreement in any material respect prior to the date of such termination; and (b) the Confidentiality Agreement shall survive any such termination of this Agreement and nothing in this Section 4.4 shall relieve Purchaser or Sellers of their obligations under the Confidentiality Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to such exceptions as are specifically disclosed in the disclosure schedule provided by Sellers to Purchaser on and dated as of the date hereof (the “Disclosure Schedule”), (referencing the appropriate section and subsection numbers in this Article or disclosed in any other section, subsection or clause of the Disclosure Schedule; provided, however, that it is reasonably apparent upon reading such disclosure without independent knowledge on the part of the reader regarding the matter disclosed that the disclosure is responsive to such other section, subsection or clause of this Article V), Sellers hereby jointly and severally represent and warrant to Purchaser as of the date hereof that:

5.1           Organization and Good Standing. Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin. Each Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as the same is now being conducted. Each Seller is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction set forth on Schedule 5.1 of the Disclosure Schedule and such jurisdictions are the jurisdictions wherein, by reason of the nature of the Business or the character of the Purchased Assets, it is necessary for such Seller to be so authorized, qualified or licensed and in good standing, except where the failure to be so authorized, qualified and in good standing would not reasonably be likely to result in a Material Adverse Effect.

5.2           Authorization of Agreement. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Conflicts; Consents of Third Parties.

(a)       Except as set forth on Schedule 5.3(a) of the Disclosure Schedule, none of the execution and delivery by Sellers of this Agreement and of the Seller Documents, the consummation by Sellers of the transactions contemplated hereby or thereby, or the compliance by Sellers with any of the provisions hereof or thereof will (i) conflict with, or result in a violation of, any provision of the certificate of incorporation or by-laws of Sellers; (ii) conflict with, violate, result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or lapse of time or both) of any material right or material obligation of Sellers under, any Purchased Contract or any other material Contract to which either Seller is a party or by which either Seller or the Business is bound or to which any of the Purchased Assets is subject; (iii) conflict with, violate, or result in the breach of any Order of any Governmental Body applicable to Sellers, the Business or the Purchased Assets; (iv) conflict with, violate, or result in the breach of any Law applicable to Sellers, the Business or the Purchased Assets; (v) result in the creation or imposition of any Lien (other than a Permitted Exception) on any of the Purchased Assets; (vi) result in the release, disclosure and/or delivery of any Purchased Assets by or to any escrow agent or other person or entity; (vii) grant, assign and/or transfer to any other Person of any license or other right or interest under, to or in any of the Purchased Assets; or (viii) by the terms of any Contract, result in a reduction of any royalties and/or revenue sharing payments Sellers would otherwise be entitled to with respect to any Purchased Assets.

(b)       Except as set forth on Schedule 5.3(b) of the Disclosure Schedule, no consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Sellers (i) in connection with the execution and delivery of this Agreement or the Seller Documents by Sellers, the compliance by Sellers with any of the provisions hereof or thereof, the consummation by Sellers of the transactions contemplated hereby or the taking by Sellers of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Purchased Contract or Transferred Permit of Sellers, except for requirements under the Exchange Act.

5.4           Financial Statements. Schedule 5.4 of the Disclosure Schedule includes copies of (a) the unaudited consolidated balance sheet of the Business as of December 31, 2017 and the related unaudited consolidated statement of income of the Business for the year then ended and (b) the unaudited consolidated balance sheet of the Business (the “Balance Sheet”) as of March 31, 2018 (the “Balance Sheet Date”) and the related unaudited consolidated statement of income of the Business for the three months then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP (except as may be stated in the notes thereto) and presents fairly in all material respects the consolidated financial position and results of operations of the Business as of the dates and for the periods indicated (subject to any audit adjustments which are not in the aggregate material and to the absence of footnotes required by GAAP), it being understood that (i) the Business has been consolidated into the financial statements of Sellers and has had transactions and relationships with Sellers and their respective Affiliates; (ii) it is possible that the terms of these transactions and relationships are not the same as those that would have existed among wholly unrelated parties; (iii) the Business has relied on Sellers and their respective Affiliates for a portion of its administrative support for which the costs have been allocated on a basis that is reasonably appropriate under the circumstances; (iv) the amounts recorded for these allocations are not necessarily representative of the amounts that would have been reflected in the Financial Statements had the Business been an entity operated independently of Sellers; and (v) all of such administrative and financial support, together with any associated assets or personnel, are not necessarily being transferred pursuant to this Agreement.

5.5           Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business of any nature, except (a) those Liabilities which are adequately reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business (for the avoidance of doubt, excluding any Liabilities for breach of Contract); (c) Liabilities taken into account in the calculation of Net Working Capital or (d) Liabilities that would not be, individually or in the aggregate, material to the Business.

5.6           Title to Purchased Assets; Condition and Sufficiency.

(a)       Except as set forth on Schedule 5.6(a) of the Disclosure Schedule, Sellers own and have good title to, lease, or otherwise have a right to use, as the case may be, each of the Purchased Assets, free and clear of all Liens other than Permitted Exceptions.

(b)       The tangible personal property located at the Facility constitutes all of the material tangible personal property used in the Business by Sellers and their Subsidiaries except (i) as set forth on Schedule 5.6(b)(i) of the Disclosure Schedule, (ii) the tangible personal property included in the list of Excluded Assets (other than the property described in Section 2.2(j)), (iii) the tangible personal property used by Seller Parent’s insurance, legal and accounting and finance personnel who support the Business and (iv) the tangible personal property made available to the Business under the Transition Services Agreement. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted. The Purchased Assets constitute all of the material assets, rights and properties, necessary, together with Sellers’ agreements hereunder and under the Seller Documents (including the services to be provided under the Transition Services Agreement and the annexes attached thereto), and are sufficient for Purchaser to conduct the Business in all material respects immediately after the Closing Date as it had been conducted by Sellers immediately before the Closing Date, except (i) as set forth on Schedule 5.6(b)(ii) of the Disclosure Schedule, (ii) the items included in the list of Excluded Assets (other than the property described in Section 2.2(g) and Section 2.2(j)), (ii) insurance, legal and an accounting services provided by Seller Parent’s personnel who support the Business and (iv) services provided under the Transition Services Agreement.

5.7           Absence of Certain Developments. Since the Balance Sheet Date and through the date hereof (a) the Business has been conducted in all material respects in the Ordinary Course of Business, (b) there has not occurred any Material Adverse Effect and (c) except as set forth in Schedule 5.7 of the Disclosure Schedule, Sellers have not taken any action that, if taken after the date hereof, would constitute a violation of Section 7.2.

5.8           Taxes.

(a)       All income, sales, use, ad valorem and other material Tax Returns that are required to be filed by or with respect to Sellers have been timely filed (taking into account all applicable extension periods) with all appropriate Tax Authorities. Such Tax Returns are true, complete and correct, disclose all Taxes required to be paid by or with respect to Sellers, and are otherwise in compliance with all applicable Tax Laws, in each case, in all material respects. Schedule 5.8(a) of the Disclosure Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any Tax Returns relating to the operations of the Business have been filed within the last 24 months. Sellers were not required to file any Tax Returns in any jurisdiction other than those set forth on Schedule 5.8(a) of the Disclosure Schedule with respect to the Business for such period of time. No claim has ever been made in writing to Sellers by any Tax Authority in a jurisdiction where the Sellers do not file Tax Returns with respect to the Business that Sellers are or may be subject to taxation by that jurisdiction with respect to the Business, and to the Knowledge of Sellers, no Tax Authority plans to assert that Sellers are or may be subject to taxation by any jurisdiction with respect to the Business.

(b)       All income, sales, use, ad valorem and other material Taxes due and payable by Sellers, whether or not shown on a Tax Return, have been duly and timely paid in full and no Taxes are delinquent.

(c)       There are no Liens for Taxes upon the Purchased Assets or the Business, except for Permitted Exceptions, and Sellers have not received written notice of and have no Knowledge of any action, proceeding or investigation that has been instituted or threatened against either Seller by a Tax Authority that would give rise to any such Lien.

(d)       There is no current or pending (nor have there been within the last five (5) years any) audit or other administrative or judicial proceeding relating to any Tax Return filed with respect to the Business or any of the Purchased Assets, in each case for which the Sellers have received written notice thereof or for which Sellers have Knowledge thereof. Neither of Sellers has received any written notice of, or have any Knowledge of, any deficiency or assessment from any Tax Authority with respect to liabilities for Taxes relating to either Seller that remain unpaid. Sellers are not presently contesting any Tax Liability before any Tax Authority relating to the Business or the Purchased Assets. There are no outstanding requests for any Tax ruling from any Tax Authority relating to Sellers with respect to the Purchased Assets or the Business, nor has such a Tax ruling ever been received.

(e)       All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any Tax Authority have been satisfied in full or finally settled.

(f)        Sellers have not waived any statutes of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to any currently open Tax period with respect to the Business or the Purchased Assets.

(g)       Sellers have, with respect to the Business and the Purchased Assets, (i) withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, licensee, licensor, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Tax Law and (ii) collected all sales, use and value added Taxes required to be collected, and have remitted such amounts to the appropriate Tax Authority and have furnished properly completed exemption certificates for all exempt transactions.

(h)       Sellers have not participated in, or otherwise made a filing with respect to, any “reportable transaction” with respect to the Business within the meaning of Treasury Regulations §1.6011-4(b).

(i)        None of the Purchased Assets is an equity interest in any other Person.

(j)        Except as set forth on Schedule 5.8(j) of the Disclosure Schedule, no bonuses, fees or other compensation will be due and payable to any Person by Sellers as a result of the transactions contemplated by this Agreement. Any bonuses or other compensation or amounts paid or payable by Sellers, including amounts payable as a result of the transactions contemplated by this Agreement, have not resulted in and will not result in payments to “Disqualified Individuals” (as defined in Section 280G(c) of the Code) of Sellers which, individually or in the aggregate, will constitute “excess parachute payments” (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

5.9           Real Property. Sellers do not currently, and have not at any time since November 1, 2007, owned any real property that is or was used primarily or exclusively in the operation of the Business. Sellers have a valid and enforceable leasehold interest under the Real Property Lease to the Leased Real Property (together with all rights, title and interest of such Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves and/or prepaid rents paid in connection therewith), subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Real Property Lease is in full force and effect, and Sellers have not given or received any written notice of, and have no Knowledge of, any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under the Real Property Lease and, to the Knowledge of Sellers, no other party is in default thereof, and no party to the Real Property Lease has exercised any termination rights with respect thereto, except for such defaults or terminations that would not have a material effect on the Business. Except with respect to the use of a portion of the Leased Real Property by the Retained Businesses (as referenced in Section 7.11 hereof), Sellers have not subleased, assigned or otherwise granted to any Person the right to use and/or occupy any Leased Real Property or any portion thereof. Except for any Permitted Exceptions, neither Seller has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property. Sellers have not received any written notice of (i) any violation of any building code and/or zoning ordinance and/or other Law affecting any Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting any Leased Real Property, and/or (iii) existing, pending or threatened zoning, building code and/or other moratorium proceedings and/or similar matters, in each instance which could reasonably be expected to adversely affect the ability to operate any Leased Real Property as currently operated in any material respects. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

5.10         Software and Data. Except as set forth on Schedule 5.10 of the Disclosure Schedule, all software that is being used with respect to the Business as of the Closing Date is either owned by Sellers (and, with the exception of any software constituting a Shared Contract or software to be provided under the Transition Services Agreement, is a Purchased Asset) or has a valid and documented license in effect, including off the shelf software such as Microsoft or Adobe products (collectively, “Software”).

5.11         Intellectual Property.

(a)       Schedule 2.1(d) sets forth all of all material U.S. and foreign: (i) patents and patent applications, (ii) trademark registrations and applications (other than for the Seller Marks), (iii) copyright registrations and applications and (iv) domain names owned by Sellers or their Subsidiaries as of the date of this Agreement and used primarily or exclusively in, or held for use primarily or exclusively in connection with, the Business as conducted as of the date hereof.

(b)       Except as disclosed in Schedule 5.11(b) of the Disclosure Schedule, Sellers own or possess licenses or other rights to use all Purchased Intellectual Property, Product Software, Third Party Products and Third Party Software, and no other Person has any claim of ownership with respect to the Purchased Intellectual Property or Product Software owned by Sellers. Except as set forth on Schedule 5.11(b) of the Disclosure Schedule, the Purchased Intellectual Property, Product Software and each of the Third Party Products and Third Party Software is valid and subsisting, is not invalid or unenforceable in whole or in part and is not the subject of any challenge; provided that the foregoing representation is given only as to the Knowledge of the Sellers with respect to any Third Party Products and Third Party Software. To the Knowledge of Sellers, no Person is infringing, violating, misusing or misappropriating any Purchased Intellectual Property.

(c)       The operation of the Business as conducted by Sellers does not violate in any material respect any data protection or privacy laws; provided that the foregoing representation is given only as to the Knowledge of Sellers with respect to any Third Party Products and Third Party Software. Sellers are, and at all times have been, in compliance in all material respects, with all Contracts (or portions thereof) to which either Seller is a party that are applicable to data privacy and security standards and requirements; provided that the foregoing representation is given only as to the Knowledge of Sellers with respect to any Third Party Products and Third Party Software. Except as set forth on Schedule 5.11(c) of the Disclosure Schedule, Sellers have not received any written notice from any Governmental Body challenging, and to the Knowledge of Sellers no Governmental Body plans to challenge, their practices with respect to data privacy or security procedures or requirements. Neither Seller has received any written complaint, claim, demand, inquiry or other written notice, or has Knowledge of any complaint, claim, demand or inquiry, with respect to the processing of data in connection with the Business, including, but not limited to, a written notice of investigation, from any third party or Governmental Body, regarding such Seller’s data collection, processes or methods or alleging that such Seller’s data collection, processes or method (i) are in violation of any applicable privacy Laws, (ii) are in violation of any agreements, (iii) are in violation of any Intellectual Property rights of any third Party or (iv) otherwise constitute an unfair, deceptive and/or misleading trade practice. To the Knowledge of Sellers, except as set forth on Schedule 5.11(c) of the Disclosure Schedule, there has been no unauthorized access, use or disclosure of data in the possession and/or control of such Seller or its Representatives with respect to the Business in the 24 months prior to the date of this Agreement. To the Knowledge of Sellers, there has not been any unauthorized intrusion or breach of security of Sellers’ IT Systems, or any unauthorized access, use, or disclosure of Purchased Assets (including the Database and any Products and Third Party Products) or information with respect to the Business, personally identifiable information or Intellectual Property in the 24 months prior to the date of this Agreement. The Software and IT Systems owned or leased by Sellers and included in the Purchased Assets (i) are in good repair and operating condition in all material respects, ordinary wear and tear excepted, and (ii) to the Knowledge of Sellers, do not contain any virus or malware that would reasonably be expected to materially interfere with the ability of Sellers to conduct the Business. With respect to the Business, Sellers have implemented commercially reasonable security practices, including encryption, with respect to the Database and the Products while maintained on the Sellers’ IT Systems, that are intended to prevent the introduction of viruses or malware and combat cyber-attacks and other unauthorized access, and Sellers have not suffered any material data loss or material business interruption in connection with the Business as a result of any of the foregoing. With respect to the Business, Sellers have implemented commercially reasonable backup and disaster recovery technology, plans and procedures that are reasonably consistent with industry standards for businesses of a similar size and profile as that of Seller Parent.

(d)       All necessary registration, maintenance and/or renewal fees in respect of the Purchased Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Purchased Intellectual Property.

(e)       Except as set forth on Schedule 5.11(e) of the Disclosure Schedule, (i) Sellers, in connection with the Business, have not infringed (directly, secondarily, contributorily, by inducement or otherwise), misappropriated and/or otherwise violated and/or made unlawful use of any Intellectual Property of any other Person and (ii) the use of the Purchased Assets in the Business, including all information contained in the Database, does not infringe, misappropriate or violate any third party’s Intellectual Property, contractual or other proprietary rights; provided that the foregoing representation is given only as to the Knowledge of Sellers with respect to any Third Party Products.

(f)        To the Knowledge of Sellers, none of the Product Software or Third Party Software used in the Business contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” and/or “worm” (as such terms are commonly understood in the software industry) and/or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming and/or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored and/or installed; or (ii) accessing, damaging and/or destroying any data or file without the user’s consent. None of the Product Software or, to the Knowledge of Sellers, the Third Party Software, contains any “back doors” or other undocumented access mechanism allowing unauthorized access to, viewing of, manipulation of, or modification or other changes to, any Product Software, Third Party Software or IT System.

(g)       All IT Systems are configured and operated in accordance with and perform in material compliance with industry security standards in the information technology industry. Except as set forth on Schedule 5.11(g) of the Disclosure Schedule, neither Sellers’ operations and/or maintenance of any IT System required or used in connection with the Business are dependent on any individual employee or third party. All IT Systems used in connection with the Business (including all computer hardware and software, including rented, leased and borrowed hardware and all programs available on and run by the computer systems), are functional in all material respects and no material errors and/or defects which have not been fully remedied have been discovered therein. Neither Seller is in material breach of any Contract related to any IT System and to the Knowledge of Sellers, no condition, state of facts, events or circumstance exists which, with the giving of notice or the passage of time or both, would give rise to such a breach.

(h)       Except as set forth on Schedule 5.11(h) of the Disclosure Schedule, no Product or Product Software, contains, incorporates, or is derived from or was developed using any Open Source Code.

(i)        All current and former directors, managers, officers, employees, advisers, agents, consultants, independent contractors, and other representatives (“Representatives”) of Sellers who contributed to the development of the Products, the Database or any Intellectual Property with respect to the Business have executed valid and enforceable agreements in a form provided to Purchaser pursuant to which such Representatives have acknowledged the “work for hire” status of any and all of the foregoing such Representative may develop or may have developed during his, her or its employment or engagement and has also irrevocably assigned to such Seller, all of his, her or its rights in and to the foregoing. No current or former Representative of either Seller is, to the Knowledge of Sellers, in breach of or default under any contract based on or with respect to any such agreement.

(j)        Sellers own all right, title and interest in the trademark set forth in Schedule 2.1(d) (the “Mark”). Since the dates of first use of the Mark as described in Schedule 2.1(d), the Mark has been used by Sellers continuously, ongoing, and without interruption. No third party has asserted, and to the Knowledge of Sellers, no third party intends on asserting, any claims or challenges relating to the Mark.

5.12         Products and Databases; Nature of Business.

(a)       Schedule 5.12(a) of the Disclosure Schedule accurately describes the percentage of revenue generated from subscription services and the percentage of revenue generated from custom reports and other information services over the prior three (3) fiscal years of Sellers. Schedule 5.12(a) of the Disclosure Schedule accurately describes all the types of Products and Third Party Products provided by Sellers during the three year period prior to the date hereof and Schedule 5.12(a) of the Disclosure Schedule also states whether any of such types of Products or Third Party Products are no longer being provided by either Seller prior to the date hereof.

(b)       To the Knowledge of Sellers, the Database does not include any material inaccuracies or material errors. The Database includes approximately 18-20 years of financial data with respect to financial institutions including deposit, loan and fee data from approximately 40,000 to 96,000 institutions depending on the type of data. Sellers have approximately 4,223 clients with an average client life of eleven years.

(c)       Except as set forth on Schedule 5.12(c) of the Disclosure Schedule, to the Knowledge of Sellers, no sources of the information contained in the Database, either have or have provided written notice of an intent to, (i) cease providing to Sellers any of such information or (ii) charge a fee for such information (if not currently charging a fee) or materially increase its fees for such information (other than as authorized in any agreement between Sellers and such source). To the Knowledge of Sellers, no reason, event or circumstance exists that could reasonably be expected to prohibit Purchaser from continuing to collect, receive, process, maintain and distribute and otherwise use in the Business the information contained in the Database, immediately after the Closing, in the same manner in all material respects as used by Sellers with respect to the Business as of the date of this Agreement.

(d)       Except set forth in Schedule 5.12(d) of the Disclosure Schedule, no customers or licensors of any of the Products, Third Party Products, services or data provided by the Business have provided Sellers or the Business with any written notice of any material defects, bugs, errors, inaccuracies, calculation problems or other material deficiencies with respect to any of such Products, Third Party Products, services or data during the 2 year period prior to the date hereof. The Products, Third Party Products, services and data provided by the Business during the 2 year period prior to the date hereof have not contained any material defects, bugs, errors, inaccuracies, calculation problems or other material deficiencies.

5.13         Material Contracts.

(a)       Schedule 5.13(a).1 of the Disclosure Schedule sets forth all of the following Contracts to which a Seller is a party or by which it is bound and that are related to the Business or by which the Purchased Assets may be bound or affected (collectively, the “Material Contracts”), and except as set forth in Schedule 5.13(a).2 of the Disclosure Schedule, all Material Contracts constitute Purchased Contracts:

(i)           Contracts with any customer, supplier or vendor of the Business involving future annual revenues or expenditures in excess of $25,000.00;

(ii)          Contracts with any Affiliate or current or former officer or director of a Seller (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

(iii)         Contracts relating to employment, compensation or severance between a Seller and any of the Business Employees (other than Seller Benefit Plans), but excluding confidentiality agreements entered into in the Ordinary Course of Business;

(iv)         Contracts with any labor union or association representing any Business Employees;

(v)          Contracts containing any assignment or license of Intellectual Property other than licenses in the Ordinary Course of Business;

(vi)         Contracts for the sale of any of the assets of Sellers, other than in the Ordinary Course of Business, for consideration in excess of $25,000.00 or for the grant to any Person of any preferential rights to purchase any of its assets;

(vii)        Contracts for joint ventures, strategic alliances or partnerships;

(viii)       Contracts containing covenants of a Seller not to compete in any line of business or with any Person in any geographical area or during any period of time;

(ix)          Contracts relating to the acquisition by a Seller of any business or a material amount of stock or assets of another Person, in each case for consideration in excess of $25,000.00 (whether by merger, sale of stock, sale of assets or otherwise);

(x)           Contracts relating to incurrence of Indebtedness, guarantees or loans, in each case involving amounts in excess of $25,000.00;

(xi)          Contracts with any Governmental Body;

(xii)         Contracts for the sale of any of the Purchased Assets with value in excess of $25,000 (other than Contracts made in the Ordinary Course of Business with customers, suppliers or vendors) or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets.

(xiii)        Contracts (x) providing for payment to or by any Person based upon sales, purchases, revenues, profits, losses, costs, expenses or liabilities related to the Business, or (y) involving any sharing by the Business with any other Person of revenue, profits, losses, costs , expenses or liabilities;

(xiv)    Contracts with or involving any dealer, distributor, joint marketing, partnership, joint venture, development or reseller or other similar Contracts; or

(xv)     Contracts that contain any exclusivity or “most-favored nation” or other similar obligations, or that provide that the Business will be the exclusive or preferred provider or recipient of any product or service.

(b)       Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Seller party thereto, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Seller has given or received any written notice of any material default or event that with notice or lapse of time or both would constitute a material default by such Seller under any Material Contract and, to the Knowledge of Sellers, no other party is in material default thereof. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

(c)       Sellers have made available to Purchaser its standard form of customer invoice and terms and conditions of sale with respect to the Business and, except as set forth on Schedule 5.13(c) of the Disclosure Schedule, since June 20, 2017, all customers that have purchased Products or used services offered by the Business pursuant to an invoice are bound by substantially the same terms as the standard form invoice and terms and conditions of sale.

5.14        Employee Benefits.

(a)       Schedule 5.14(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to annual or long-term cash incentives, restricted stock, stock options, stock purchases, deferred compensation, severance, fringe benefits or other material employee benefit plan, program, policy or arrangement, that is maintained or contributed to, or required to be maintained or contributed to, by Sellers or any individual employment, severance or consulting agreement entered into by Sellers for the benefit of any of the Business Employees. All such plans, agreements, arrangements and policies shall be referred to herein collectively as the “Seller Benefit Plans” and each, a “Seller Benefit Plan.” No employee pension benefit plan is subject to Title IV of ERISA. All costs of each employee pension benefit plan have been provided for on the basis of consistent methods and, if applicable, in accordance with sound actuarial assumptions and practices that are acceptable under ERISA.

(b)       Sellers have made available to Purchaser true, complete and correct copies of (i) the documents or instruments pursuant to which each Seller Benefit Plan is maintained, (ii) the most recent summary plan description for each Seller Benefit Plan for which such a summary plan description was provided to plan participants or beneficiaries, (iii) the most recent determination letter received from, or any opinion letter issued by, the IRS with respect to each Seller Benefit Plan intended to qualify under Section 401 of the Code, and (iv) the annual report (Form 5500 series) required to be filed with any Governmental Body for each Seller Benefit Plan, for the most recent three (3) plan years, including all schedules thereto and all financial statements with attached opinions of independent accountants.

(c)       Each Seller Benefit Plan and each related trust agreement, insurance contract, annuity contract, and other funding arrangement, complies in all material respects with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws. Each Seller’s 401(k) Plan has been the subject of a determination letter from the IRS, or such Seller is entitled to rely on a favorable opinion letter, with respect to the qualification of the form of Sellers’ 401(k) Plan under Section 401(a) of the Code, and no event has occurred or circumstances exist that will or could reasonably be expected to adversely affect the tax-qualification of Sellers’ 401(k) Plan. No event has occurred that will or could subject any employee welfare benefit plan and/or employee pension benefit plan to Tax under Section 511 of the Code.

(d)       [Intentionally omitted.]

(e)       All contributions required to be made with respect to the Business Employees by each Seller under applicable Law and/or the terms of any Seller Benefit Plan as of the Closing Date have been made as of such date and all contributions for any period ending on or before the Closing Date that are not yet due have been made or have been accrued for on the books and records of such Seller.

(f)       No current or former employee of the Business will be entitled to any payment, additional benefit and/or acceleration of the time of payment and/or vesting of any benefits under any Seller Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) except for the Employee Liabilities.

(g)       Schedule 5.14(g) of the Disclosure Schedule lists the name, job title and total remuneration (including salary, commissions, bonuses and other incentive compensation, including accrued but unpaid annual bonuses for the current year, any Sellers’ Equity Grants, and any transaction, retention, stay and/or change of control bonuses and other similar perquisites) for each current officer, director, employee and/or consultant of each Seller that provides services to the Business. As of the date hereof, neither the President of Seller Subsidiary nor any of her direct reports has provided written notice to any Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

5.15        Labor.

(a)       Sellers are not a party to any labor or collective bargaining agreement, memorandum of understanding or other written document relating to terms and conditions of employment with respect to Business Employees and, to the Knowledge of Sellers, there are no such agreements that pertain to Business Employees.

(b)       No Business Employees are represented by any labor organization. No labor organization or group of Business Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, in each case with respect to or relating to the Business. There is no organizing activity involving Sellers pending or, to the Knowledge of Sellers, threatened by any labor organization or group of Business Employees, in each case with respect to or relating to the Business, and to the Knowledge of Sellers, there has not been any such organizational effort within the last three (3) years.

(c)       There are no, and in the last three (3) years have not been any, (i) strikes, work stoppages, slowdowns, lockouts or material arbitrations or (ii) material grievances or other material labor disputes pending or, to the Knowledge of Sellers, threatened against or involving Sellers with respect to or relating to the Business. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened by or on behalf of any Business Employee or group of Business Employees before the National Labor Relations Board or any similar state agency.

(d)       Within the last three (3) years, with respect to the employees of the Business, each Seller has complied in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, labor and wages and hours (including those relating to the safety and health of employees, anti-discrimination, immigration, classification of employees, workers’ compensation, employee privacy and minimum wages). There are no unfair labor practice charges, charges of discrimination, labor complaints and/or other similar claims pending or, to the Knowledge of Sellers, threatened against such Seller with respect to any Business Employees.

(e)       Without limiting the foregoing, since January 1, 2018, no Seller has had any obligation to furnish any notices in connection with any “mass layoff” or “plant closing” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and/or similar state or local Laws) with respect to the Business. Schedule 5.15(e) of the Disclosure Schedule lists each former employee and/or officer of each Seller who provided services to the Business and whose employment by such Seller has ceased for any reason since January 1, 2018. Set forth opposite the name of each such employee and/or officer are the positions held and the beginning and ending employment dates. Schedule 5.15(e) of the Disclosure Schedule sets forth all employment Contracts currently in effect with respect to the Business to which a Seller is a party (excluding confidentiality agreements entered into in the Ordinary Course of Business).

5.16        Litigation. There are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against Sellers, or to which Sellers are otherwise a party, which, if adversely determined, would have a material effect on the Business or the Purchased Assets, or would prevent, impair or materially delay the transactions contemplated under this Agreement. Sellers are not subject to any Order of any Governmental Body with respect to the Business, except to the extent the same would not have a material effect on the Business or the Purchased Assets, or would prevent, impair or materially delay the transactions contemplated under this Agreement.

5.17       Compliance with Laws; Permits.

(a)       Sellers are currently, and have been, in compliance in all material respects with all Laws of any Governmental Body applicable to the Business or the Purchased Assets. Except as set forth on Schedule 5.17(a) of the Disclosure Schedule, Sellers have not received any written notice of or been charged with the violation in any material respect of any Laws with respect to the Business.

(b)       Schedule 5.17(b) of the Disclosure Schedule sets forth all Permits that are required for the operation of the Business as presently conducted. All such Permits set forth on Schedule 5.17(b) of the Disclosure Schedule will be included in the Transferred Permits, subject to Section 2.5(b) hereof. Neither Seller is in default or violation, in any material respect, of any term, condition or provision of any such Permit held by it, excluding Permits currently held by Sellers pursuant to employee, labor and employee benefits Laws, which are covered exclusively in Section 5.14 and Section 5.15.

5.18        Customers and Suppliers.

(a)       Schedule 5.18(a) of the Disclosure Schedule sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Sellers for Products, Third Party Products, information or services rendered in connection with the Business in an amount greater than or equal to $25,000 for each of the 3 most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither Seller has received any written notice that any of the Material Customers has ceased, or, to the Knowledge of Sellers, intends to cease after the Closing, to use the Products, Third Party Products, information or services provided by the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)       Schedule 5.18(b) of the Disclosure Schedule sets forth with respect to the Business (i) each supplier to whom a Seller has paid consideration for Products, Third Party Products, information or services in connection with the Business rendered in an amount greater than or equal to $25,000 for each of the 3 most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither Seller has received any written notice that any of the Material Suppliers has ceased, or, to the Knowledge of Sellers, intends to cease, to supply Products, Third Party Products, information or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

5.19        Insurance. Schedule 5.19 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, cybersecurity liability and other casualty and property insurance maintained by such Seller and relating to the Business, the Purchased Assets and/or the Assumed Liabilities (each, an “Insurance Policy”). There are no claims related to the Business, the Purchased Assets and/or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been, to the Knowledge of Sellers, questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; and (ii) to the Knowledge of Sellers, have not been subject to any lapse in coverage. True and complete copies of the Insurance Policies have been made available to Purchaser.

5.20       Accounts Receivable.

(a)       All accounts receivable of the Business reflected on the Balance Sheet and that, as of the date hereof, remain outstanding, and all accounts receivable of the Business arising subsequent to the Balance Sheet Date and to be included in the computation of Net Working Capital (collectively, the “Accounts Receivable”) (i) have arisen or shall arise in the Ordinary Course of Business from bona fide sales transactions or work or services rendered and (ii) are or shall be legal, valid and binding obligations of the respective account debtors enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (it being understood, for the avoidance of doubt, that this Section 5.20 is not a guarantee of collection of accounts receivable).

(b)       There is no collateral or other security arrangements securing the repayment or other satisfaction of any Accounts Receivable.

5.21       Books and Records. All accounting and financial Books and Records accurately reflect the material transactions of the Business in all material respects. All Books and Records have been duly maintained in accordance with all applicable Laws. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that is not available to Sellers in the Ordinary Course of Business. All Books and Records of Sellers reflect only bona fide and genuine transactions, and accurately reflect in all material respects the true, complete and accurate basis for Sellers’ financial position and results of operations with respect to the Business. Sellers maintain a system of internal accounting controls adequate to provide reasonable assurance, in each case with respect to the Business, that each Seller maintains no off the books accounts and that each Seller’s assets are used only in accordance with such Seller’s management directives and established policies and procedures.

5.22        Debt Instruments; Accounts Payable; Intercompany Transactions.

(a)       Schedule 5.22(a) of the Disclosure Schedule contains a complete and correct list of all outstanding indentures, mortgages, deeds of trust, conditional sales agreements, bank loans, credit agreements and guarantees primarily or exclusively related to the Business to which each Seller is a party or by which it or any of its properties are bound. Neither Seller nor, to the Knowledge of Sellers, any other Party, is in breach or default under any such instrument.

(b)       All of the accounts payable of the Business reflected on the Balance Sheet and that, as of the date hereof, remain outstanding and are not delinquent, and all accounts payable of the Business arising subsequent to the Balance Sheet Date and to be included in the computation of Net Working Capital have been incurred or will have arisen only in the Ordinary Course of Business.

(c)       Schedule 5.22(c) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Contracts relating to the Business between or among Sellers and/or their respective Affiliates, and (ii) all intercompany loans, notes and advances, and all intercompany receivables and payables, between or among Sellers and/or their respective Affiliates to the extent relating to the Business.

5.23       Financial Advisors. Except as set forth on Schedule 5.23 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Sellers or their respective Affiliates in respect thereof.

5.24       No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedule), neither Sellers nor any other Person make any other express or implied representation or warranty with respect to Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and Sellers disclaim any other representations or warranties, whether made by Sellers, any Affiliate of a Seller or any of their respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Disclosure Schedule), Sellers (i) expressly disclaim and negate any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) make no representations or warranties whatsoever to Purchaser and hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Sellers or any of their respective Affiliates). Sellers make no representations or warranties to Purchaser regarding financial projections or forecasts with respect to the Business, or the probable success or profitability of the Business. The disclosure of any matter or item in any schedule of the Disclosure Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect. Notwithstanding the foregoing provisions of this Section 5.24, nothing in this Section 5.24 shall be deemed to waive, release, restrict, prohibit or otherwise limit any rights or remedies of Purchaser in connection with or arising out of any common law actual fraud of Sellers in connection with making the representations and warranties of Sellers contained in Article V hereof (as modified by the Disclosure Schedule).

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as of the date hereof that:

6.1          Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2          Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3          Conflicts; Consents of Third Parties.

(a)       None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in a violation of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or lapse of time or both) of any right or obligation of Purchaser under, any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound, other than such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that would not have a material effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (iii) conflict with, violate or result in the breach of any Order of any Governmental Body applicable to Purchaser or any of the properties or assets of Purchaser or (iv) conflict with, violate or result in the breach of any applicable Law, in each of the foregoing cases, except to the extent the same would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated under this Agreement.

(b)       No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Business (other than any such consent, waiver, approval, Order, permit or authorization necessitated solely due to the participation of Sellers in the transaction), in each of the foregoing cases, except to the extent the same would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated under this Agreement.

6.4         Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5         Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no such person is entitled to any fee or commission or like payment from Purchaser or its Affiliates in respect thereof.

6.6         Financial Capability. Purchaser (i) has, and on the Closing Date will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and on the Closing Date will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

6.7         Disclaimer and Non-Reliance. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that (a) Sellers are not making any representations or warranties whatsoever, express or implied, other than those expressly given by Sellers in Article V hereof (as modified by the Disclosure Schedule) (b) in entering into this Agreement, Purchaser has not relied upon any representations or warranties other than Sellers’ representations and warranties set forth in Article V hereof (as modified by the Disclosure Schedule), and (c) all other representations and warranties are specifically disclaimed by Purchaser and may not be relied upon or serve as a basis for a claim against Sellers. Without limiting the foregoing, any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article V hereof (as modified by the Disclosure Schedule). Purchaser further represents that neither Sellers nor any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of Sellers, any of their respective Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives of any such information, including any confidential memoranda distributed on behalf of Sellers relating to the Business or other publication or electronic data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Business or the Purchased Assets or the Assumed Liabilities or the transactions contemplated hereby.

Article VII

COVENANTS

7.1       Access to Information. Prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books, records and financial condition of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests, subject at all times to the Confidentiality Agreement. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Sellers and their respective representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client or any other privilege or conflict with any confidentiality obligations to which a Seller is bound, in each case if such disclosure would reasonably be expected to result in a material violation of Law or a material Liability to Sellers.

7.2       Conduct of the Business Pending the Closing. Prior to the Closing, except (a) as set forth on Schedule 7.2, (b) as required by applicable Law, (c) as otherwise expressly contemplated by this Agreement or (d) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall:

(i)        continue to conduct the Business, update and maintain the Database and provide the Products and Third Party Products, in each case, in the Ordinary Course of Business; and

(ii)       use their commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve in all material respects the present relationships with employees, customers and suppliers and others having a business relationship with the Business.

Additionally, prior to the Closing, except (a) as set forth on Schedule 7.2, (b) as required by applicable Law, (c) as otherwise expressly contemplated by this Agreement or (d) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall not, solely as it relates to the Business:

(i)        incur any obligation or Liability except trade or business obligations or Liabilities, other than in the Ordinary Course of Business;

(ii)       discharge or satisfy any Lien on any of its assets or properties or pay any Liability or obligation with respect to the Business other than in the Ordinary Course of Business, or fail to pay or discharge when due any Liabilities or obligations;

(iii)      create, incur, assume or guarantee any Indebtedness, make any investment in or advance or loan to any Person, or mortgage, pledge or subject any of its assets or properties (whether tangible or intangible) as they relate to the Business to any conditional sales Contract or any other Liens of any nature;

(iv)      sell or commit to sell or assign, transfer or lease or sublease any of its assets or properties related to the Business, other than the sale or lease of goods or products as they relate to the Business, other than in the Ordinary Course of Business;

(v)       (A) grant or increase any retention, severance or termination pay or benefits to (or amend any Retention Agreements, Severance Agreements or any other similar arrangement with) any directors, officers or employees who would constitute Business Employees on the date hereof; (B) enter into any employment, deferred compensation or other similar arrangement with any directors, officers or employees who would constitute Business Employees on the date hereof; (C) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any directors, officers or employees who would constitute Business Employees on the date hereof; or (D) grant any increase in the compensation or other benefits of directors, officers or employees who would constitute Business Employees on the date hereof, except, in each case, in the Ordinary Course of Business, or as required by applicable Law from time to time in effect or by any of the Seller Benefit Plans, or otherwise modify, supplement or replace any Seller Benefit Plan, other than, in each case, in the Ordinary Course of Business, or as required by applicable Law from time to time in effect or by any of the Seller Benefit Plans;

(vi)      subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the Purchased Assets;

(vii)     sell, transfer or otherwise dispose of any Purchased Assets (except pursuant to existing contracts, for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(viii)    cancel, compromise, modify or waive any debt or claim or waive or release any material right or obligation of Sellers that constitutes a Purchased Asset or Assumed Liability, including any Accounts Receivable, other than in the Ordinary Course of Business;

(ix)       enter into any commitment for capital expenditures in excess of $25,000 for any individual commitment and $50,000 for all commitments in the aggregate;

(x)        enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of any Seller or Purchaser, to compete with or conduct any business or line of business in any geographic area;

(xi)       terminate, amend, restate, supplement, modify or waive any material rights or obligations under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License or any other Purchased Contract, or (B) Transferred Permit;

(xii)      change any of the methods of accounting or accounting practices or classification of assets or liabilities (other than any changes required by GAAP), or fail to maintain its books of account in the Ordinary Course of Business;

(xiii)     make any material change in its practices, operations or policies with respect to the methods of selling goods or services, other methods for accounting for sales, the realization of revenue, the conduct of accounts receivable collection or accounts payable payment activities or the maintenance of inventory or supply levels;

(xiv)     implement or adopt any change in its Tax methods, principles or elections (other than any changes required by applicable Law); or

(xv)     agree or commit to do anything prohibited by this Section.

7.3          Consents. Sellers shall use their commercially reasonable efforts, and Purchaser shall cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 5.3(b) hereof. Purchaser shall use its commercially reasonable efforts (including by agreeing to substitute an equivalent guaranty and/or a letter of credit of Purchaser or an Affiliate thereof) to cooperate with Sellers to obtain as soon as practicable following the date hereof (and to be effective from and following the Closing) the full and irrevocable release of Seller Parent from all of its liabilities and obligations under and with respect to the Lease Guaranty; provided, however, that notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, (a) such release of Seller Parent with respect to the Lease Guaranty shall not be a condition of Sellers’ obligation to consummate the Closing, and (b) in the event such release of Seller Parent is not obtained prior to the Closing, Purchaser shall, from and after the Closing, indemnify Seller Parent with respect to Losses that Seller Parent may incur or suffer in respect of a claim by the landlord under the Lease Guaranty which is caused by a breach or default under the Real Property Lease by Purchaser or an Affiliate thereof (the “Lease Guaranty Indemnified Obligations”).

7.4          Shared Contracts. Prior to Closing, Purchaser and Sellers shall use commercially reasonable efforts to cause certain Contracts that are primarily but not exclusively related to the Business and are set forth on Schedule 7.4 (the “Shared Contracts”) to be split into separate contracts between the appropriate third party and the relevant Seller (with respect to the portion of the Shared Contracts that relates to the lines of business of Sellers that are separate from the Business) or Purchaser (with respect to the portion of the Shared Contracts that relates to the Business). In the event and to the extent Purchaser and Sellers are unable to obtain any consent, approval or amendment required to separate the Shared Contracts prior to Closing, then for the relevant Transition Period following the Closing, (a) Sellers and Purchaser shall use their commercially reasonable efforts in good faith to separate such Shared Contracts as promptly as practicable and (b) Sellers and Purchaser shall treat each such Shared Contract as a Nonassignable Asset with respect to the portion of the Shared Contract that relates to the Business.

7.5          Further Assurances. Sellers and Purchaser shall use their respective commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.6          Confidentiality.

(a)       Purchaser acknowledges that the information of a confidential or proprietary nature provided to it in connection with this Agreement, including under Section 7.1, and the consummation of the transactions contemplated hereby, are subject to the terms of the confidentiality agreement between Purchaser and Seller Subsidiary dated March 6, 2018 (the “Confidentiality Agreement”). Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities; provided, however, that Purchaser acknowledges that any and all other information of a confidential or proprietary nature provided to it by Sellers or their respective representatives concerning Sellers, the Excluded Assets or the Excluded Liabilities shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date for a period of five (5) years.

(b)       From and after the Closing, and subject to the provisions of Section 7.6(c) below, Sellers shall, and shall cause their Subsidiaries to, hold in confidence and not disclose, and not use or exploit for any purpose whatsoever, any proprietary or confidential information, whether written or oral, which constitutes, relates to or involves the Business, the Purchased Assets or the Assumed Liabilities. If Sellers or any of their Subsidiaries are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Sellers shall, at Purchaser’s cost and request, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, or assist and cooperate with Purchaser in its efforts to obtain such order or other assurance.

(c)       Each of Purchaser and Sellers agree that neither the existence of this Agreement, the Seller Documents or Purchaser Documents, nor the terms of any of the foregoing, shall be disclosed to, filed with or otherwise made available or communicated to any Governmental Body or the public (including by way of a press release or other public announcement) without the prior written consent of the other Parties, except where such disclosure, availability or filing is required by applicable Law or the rules of an applicable stock exchange and, in such case, only to the extent required by such Law or stock exchange.

7.7          Preservation of Records. Sellers and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date and shall make such books and records available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Sellers or Purchaser or any of their respective Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided that the foregoing shall not be deemed to require any disclosure or furnishing of information in connection with any Legal Proceeding between the Parties. In the event Sellers or Purchaser wish to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

7.8          Contacts with Suppliers and Customers. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Sellers, which shall not be unreasonably withheld or delayed, Purchaser shall not contact any suppliers to, or customers of, the Business; provided, however, notwithstanding the foregoing and for the avoidance of doubt and clarification, the foregoing shall not prohibit, restrict or limit Purchaser or any of its Affiliates from contacting any suppliers or customers of the Business in connection with the conduct of their business in the ordinary course, or any other transaction or matter which are not related to the transactions contemplated under this Agreement.

7.9         [Intentionally Omitted].

7.10       Intercompany Obligations and Arrangements. Sellers shall, and shall cause their respective Affiliates, to at or prior to Closing (a) terminate all Contracts relating to the Business between or among Sellers and/or their respective Affiliates, and (b) settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all intercompany loans, notes and advances, regardless of their maturity, and all intercompany receivables and payables, including any accrued and unpaid interest to but excluding the date of payment, between or among Sellers and/or their respective Affiliates to the extent relating to the Business. The foregoing shall not apply to any Contracts or other obligations or arrangements between a third party, on the one hand, and one or more of a Seller and any of its Affiliates, on the other hand, such as enterprise-wide licenses or similar arrangements, or to any Shared Contract.

7.11       Interim Use of Leased Real Property. Purchaser hereby acknowledges that not more than the 12 employees of Sellers’ Retained Businesses, a current list of whom is set forth on Schedule 7.11 (the “Non-Business Employees”), are currently employed by Sellers or an Affiliate thereof at the Leased Real Property. From and following the Closing and for a period not to exceed 120 days thereafter (the “Interim Period”), Purchaser shall allow such Non-Business Employees, together with any new hires of the Retained Businesses reasonably acceptable to Purchaser (who shall be considered “Non-Business Employees” for purposes hereof) continued access to the portions of the Leased Real Property currently used by the Non-Business Employees in the ordinary course of their employment to enable their continued performance at the Leased Real Property of their job responsibilities for the Retained Businesses; provided, however, the Non-Business Employees shall be required to execute a confidentiality agreement in a form acceptable to Purchaser and agree to comply with Purchaser’s policies relating to the use and occupancy of the Leased Real Property; and provided, further, that the number of Non-Business Employees shall in no event exceed 12. Sellers agree to provide (a) at least 15 days advance written notice to Purchaser of its intention to remove any Non-Business Employees from the Leased Real Property and ceasing to use the Leased Real Property and (b) prompt written notice to Purchaser in the event that any Non-Business Employee ceases to be an employee of Sellers during the Interim Period. Purchaser shall furthermore allow the continued use by such Non-Business Employees, during the Interim Period, of the furniture, fixtures and equipment, including access to telephone, internet (including a connection to the Business’ ISP router and at least one public IP address in connection with the installation of a firewall with respect to the Retained Businesses) and utilities, at the Leased Real Property currently used by such Non-Business Employees in the ordinary course of their employment; provided, however, the Non-Business Employees shall not have access to Purchaser’s network systems at the Leased Real Property during the Interim Period; provided, further, however, once Purchaser’s network systems are installed and functional, Sellers agree that they will remove their network systems except to the extent necessary to provide access for the Non-Business Employees. Purchaser shall have no responsibility whatsoever for any Liability relating to or arising out of the foregoing arrangements at the Leased Real Property, and Sellers shall have sole and exclusive responsibility for all Liabilities relating to or arising during the Interim Period out of the Non-Business Employees’ access, use or occupancy of the Leased Real Property and all acts or omissions and activities conducted thereon by the Non-Business Employees during the Interim Period, in each case, with the exception of any Liabilities arising out of or resulting from the gross negligence or willful misconduct of Purchaser. During the Interim Period, Sellers will pay to Purchaser $2,500.00 per month for the Non-Business Employees’ use of the Leased Real Property.

7.12       No Shop. Prior to the Closing Date, Sellers shall not, and shall not authorize or permit any of its Subsidiaries, or authorize any of its or their employees, agents, advisors or representatives to, directly or indirectly (a) solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and all of its and their employees, agents, advisors and representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that reasonably could lead to, an Acquisition Proposal. “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to an exclusive right to distribute the Products or solely to the direct transfer or other disposition, whether by sale of assets or equity, merger or otherwise, of all or any portion of the Business or the Purchased Assets (other than Product licensing on a non-exclusive basis in the Ordinary Course of Business); provided, however, that the term “Acquisition Proposal” shall not include any inquiry, proposal or offer from any Person relating to the license, sale, transfer or other disposition, whether by sale of assets or equity, merger, joint venture or otherwise, of all or any portion of the Retained Businesses or the Excluded Assets. In addition to the other obligations under this Section 7.12, prior to the Closing Date and to the extent not prohibited by any obligation of confidentiality entered into prior to the date hereof, Sellers shall promptly (and in any event within 2 Business Days after receipt thereof by Sellers or their employees, agents, advisors or representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Sellers agree that the rights and remedies for noncompliance with this Section 7.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser. Notwithstanding any other provision of this Agreement, this Section 7.12 shall not prohibit or restrict Sellers from consummating, pursuing or entering agreements, sharing information or discussing with any Person any license, sale, transfer or other disposition, whether by sale of assets or equity, merger, joint venture or otherwise, of all or any portion of the Retained Businesses or the Excluded Assets.

7.13       Notice of Certain Events. From the date hereof until the Closing, Sellers shall promptly notify Purchaser in writing of any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.1 to be satisfied. Purchaser’s receipt of information pursuant to this Section 7.13 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.

Article VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1          Employment.

(a)       Transferred Employees. On the Closing Date Purchaser shall deliver, in writing, an offer of employment to each active employee of or primarily dedicated to the Business listed on Schedule 8.1(a) (the “Business Employees”). For purposes of this Section 8.1(a), the term “active employee” shall mean any Business Employee who, as of immediately prior to the Closing Date, (i) is actively employed by Sellers or (ii) is on short-term disability leave, authorized leave of absence or military service leave and returns to active employment within 12 months of the Closing Date (in which case, such employee shall receive an offer of employment from Purchaser as of the date they return to active employment), but shall exclude any other inactive or former employee who is on long-term disability leave, unauthorized leave of absence or who has terminated their employment as of the Closing Date. Each such offer of employment shall be for a position with Purchaser that is substantially comparable to the position the Business Employee had with Sellers immediately prior to the Closing. Such Business Employees who accept such offer and commence employment with Purchaser are hereinafter referred to as the “Transferred Employees.”

(b)       Standard Procedure. Purchaser and Sellers shall use the standard procedure set forth in Rev. Proc. 2004-53 with respect to Tax reporting for the Transferred Employees.

8.2         Employee Benefits.

(a)       Compensation and Benefits. Purchaser shall provide, or cause to be provided, for a period of at least one (1) year following the Closing Date or such longer period of time required by applicable Law or an applicable employee benefit plan of Purchaser, to the Transferred Employees, compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits, location of employment that are, in the aggregate taken as a whole, substantially equivalent to those provided to such Transferred Employee immediately prior to the Closing; provided, however, that Purchaser shall not have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, however, that no plans or arrangements of Sellers providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

(b)       Seller Benefit Plans. Seller Parent shall retain all Liabilities under any Seller Benefit Plans in respect of each employee or former employee of Sellers or their Subsidiaries (including any beneficiary or dependent thereof) who is not a Transferred Employee. Except as expressly provided herein, Seller Parent shall retain all Liabilities in respect of benefits accrued as of the Closing Date by the Transferred Employees under any Seller Benefit Plans, Purchaser shall have no liability with respect thereto, and no assets of any Seller Benefit Plans shall be transferred to Purchaser. Accrued benefits or account balances of Transferred Employees under any Seller Benefit Plans shall be fully vested as of the Closing Date. With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller Parent shall retain (i) all Liabilities arising under any Seller Benefit Plans (whether or not insured) to the extent such liability relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all Liabilities arising under any worker’s compensation arrangement to the extent such liability relates to the period on or prior to the Closing Date, including Liabilities for any retroactive worker’s compensation premiums attributable to such period, and (iii) except as expressly provided herein, all other Liabilities arising under any Seller Benefit Plans to the extent any such Liability relates to the period on or prior to the Closing Date or is a Post-Closing Employee Liability, which shall be payable in accordance with Section 8.3. With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Seller Benefit Plans on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller Parent shall be solely responsible for all claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by a Seller Benefit Plan, until such time (if any) that, in the case of a Transferred Employee, such Person commences full-time employment with Purchaser.

(c)       Purchaser Plans. As of the Closing Date, each Transferred Employee shall cease to be covered by the Seller Benefit Plans and shall be covered under the employee benefit plans of Purchaser providing benefits to Transferred Employees (the “Purchaser Plans”). For purposes of eligibility, vesting and vacation and paid leave entitlement (but not benefit accrual) under the Purchaser Plans, Purchaser shall use commercially reasonable efforts to credit each Transferred Employee with his or her years of service with Sellers and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Seller Benefit Plan. The Purchaser Plans shall not deny Transferred Employees coverage on the basis of pre-existing conditions and shall credit such Transferred Employees for any deductibles and out-of-pocket expenses which had been paid with respect to the Seller Benefit Plans during the same year as the Transferred Employees commenced initial participation in the Purchaser Plans. As soon as practicable on or after the Closing Date, Purchaser shall cause a Purchaser Plan that is intended to qualify under Sections 401(a) and 401(k) of the Code to accept rollovers of account balances of Transferred Employees (including rollovers of loan balances and any related promissory notes) from the Seller Benefit Plan that is intended to qualify under Sections 401(a) and 401(k) of the Code. Sellers and Purchaser shall reasonably cooperate and share such information and take such actions as necessary or appropriate to effectuate such rollovers.

(d)       COBRA. Effective as of the Closing Date, Purchaser shall assume and be solely responsible for liabilities and obligations arising under Section 4980B of the Code (“COBRA”) for all Transferred Employees and their respective “qualified beneficiaries” (as defined in Section 4980B of the Code), and Sellers shall have no responsibility for such liabilities or benefits; provided that, from and after the Closing, Sellers shall be responsible for COBRA benefits for any Business Employees who were offered employment with Purchaser but elected not to become a Transferred Employee or who were receiving COBRA benefits from Sellers at any time prior to the Closing.

(e)       WARN Act. Purchaser shall not, for a period of 90 days subsequent to the Closing, cause any Liability to be incurred by Sellers under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign law as a result of actions Purchaser takes with respect to Transferred Employees.

(f)       No Restriction on Termination of Employment. Nothing contained in this Article VIII or elsewhere in this Agreement shall be construed as (i) guaranteeing the employment of any individual Transferred Employee or as restricting Purchaser from terminating the employment of any Transferred Employee from and after the Closing Date, or (ii) preventing the termination, modification, reduction or change in the employee compensation or benefits available to any individual Transferred Employee from and after the Closing Date, subject to the commitments made by Purchaser in Section 8.2(a).

(g)       Third-Party Beneficiaries. Nothing contained in this Article VIII will be construed to create any third-party beneficiary rights in any Person, including any Business Employee or Transferred Employee (including any dependent or beneficiary thereof) nor will this Article VIII be deemed to amend any Sellers Benefit Plan or Purchaser Plan or prohibit Sellers or Purchaser or their respective Affiliates from amending or terminating any benefit plan as Sellers or Purchaser respectively determine in their discretion.

8.3          Post-Closing Employee Liabilities.

(a)       From and after the Closing, Seller Parent shall remain solely responsible to pay the Post-Closing Employee Liabilities which may accrue or become payable at any time after the Closing. In the event that any Post-Closing Employee Liabilities become payable to any Transferred Employee, Purchaser shall provide written notice to Sellers stating the amount due to such Transferred Employee, together with a calculation of the Post-Closing Employee Liability. Within 10 days after delivery of such notice, Purchaser and Sellers shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the Employee Liabilities Escrow Amount to Purchaser for further payment by Purchaser to the relevant Transferred Employee(s) (less any required withholding) in accordance with the terms of the relevant Retention Agreement, Severance Agreement or Compensation Arrangement; provided, however, if Sellers raise any objection to the Post-Closing Employee Liabilities set forth in the notice within such 10-day period, Purchaser and Sellers shall negotiate in good faith to resolve such objection(s). If Sellers and Purchaser are unable to agree on the amount of the Post-Closing Employee Liabilities within 10 days following Sellers’ receipt of the notice, or such longer period as they may mutually agree in writing, then any remaining disputed matters will be finally and conclusively determined by the Independent Accounting Firm in the manner set forth in Section 3.2(d).

(b)       Within 2 Business Days following the final determination of the amount of such Post-Closing Employee Liabilities pursuant to Section 8.3(a) or within 10 days after delivery of the notice contemplated in Section 8.3(a), whichever is later, Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the Employee Liabilities Escrow Amount to Purchaser for further payment by Purchaser to the relevant Transferred Employee(s) (less any required withholding) in accordance with the terms of the relevant Retention Agreement, Severance Agreement or Compensation Arrangement, and Purchaser shall make such payments (less any required withholding) to the relevant Transferred Employees promptly following receipt of funds from the Employee Liabilities Escrow Account. The Employee Liabilities Escrow Funds shall be the sole source of recovery for any and all Post-Closing Employee Liabilities, and in no event shall the Employee Liabilities Escrow Funds be used to satisfy any other Liabilities or Losses hereunder. The Employee Liabilities Escrow Amount is sufficient to satisfy all Post-Closing Employee Liabilities.

(c)       The Escrow Agreement shall specify that the remaining Employee Liabilities Escrow Funds, if any, shall be released to Sellers or their designee on the first Business Day following the date that is 14 months after the Closing Date; provided, however, that if any claim for Post-Closing Employee Liabilities shall have been properly asserted by Purchaser in accordance with this Section 8.3 on or prior to the date that is 14 months after the Closing Date and remain pending on such date (any such claim, a “Pending Employee Claim”), (i) the Employee Liabilities Escrow Funds released to Sellers or their designee shall be the amount of Employee Liabilities Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Employee Claims and (ii) any Employee Liabilities Escrow Funds that remain in escrow following such date in respect of any such Pending Employee Claim shall be released to Sellers or their designee promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 8.3(c) or the Escrow Agreement provide for the release of Employee Liabilities Escrow Funds, each of Sellers and Purchaser shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Employee Liabilities Escrow Funds in accordance with this Section 8.3(c) and the Escrow Agreement.

8.4       Closing Employee Liabilities. Sellers shall pay, or cause an Affiliate to pay, to each relevant Business Employee, any and all Closing Employee Liabilities due to such Business Employee that are accrued and payable as of the Closing Date within 30 days after the Closing Date or sooner if required by applicable Law.

Article IX

CONDITIONS TO CLOSING

9.1          Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)       the Fundamental Representations of Sellers shall be true and correct in all but de minimis respects at and as of the Closing as though made at and as of such time, and all other representations and warranties of Sellers set forth in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) at and as of the Closing as though made at and as of such time, except (i) to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) to the extent that the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to such effect;

(b)       Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date and Purchaser shall have received a certificate signed by an authorized officer of Sellers, dated the Closing Date, to such effect;

(c)       there shall not be in effect any pending action or final Order by a Governmental Body of competent jurisdiction that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby;

(d)       all approvals, consents and waivers that are listed in Schedule 9.1(d) shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing;

(e)       Sellers shall have delivered, or caused to be delivered, to Purchaser the following:

(i)        a duly executed Bill of Sale in the form of Exhibit B hereto (the “Bill of Sale”);

(ii)       a duly executed Assignment and Assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”);

(iii)      duly executed assignments of any and all U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

(iv)       a duly executed Non-Competition Agreement in the form of Exhibit D hereto (the “Non-Competition Agreement”);

(v)        a duly executed Transition Services Agreement in the form of Exhibit E hereto (the “Transition Services Agreement”);

(vi)       a duly executed Escrow Agreement;

(vii)      a certificate described in U.S. Treasury Regulations Section 1.1445-2(b), certifying that Sellers are not a foreign persons within the meaning of Section 1445 of the Code;

(viii)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other equivalent governing body of such Seller authorizing the execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(ix)       a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers or other authorized representatives of such Seller authorized to sign this Agreement, the Seller Documents and all the other documents to be delivered hereunder and thereunder.

9.2         Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)       The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to such effect;

(b)       Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to such effect;

(c)       there shall not be in effect any Order by a Governmental Body of competent jurisdiction that makes illegal, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and

(d)       Purchaser shall have delivered, or caused to be delivered, to Sellers the following:

(i)      an amount equal to the Cash Purchase Price, minus the Escrow Amount, in accordance with Section 3.1 hereof;

(ii)      a duly executed Assignment and Assumption Agreement;

(iii)     a duly executed Non-Competition Agreement;

(iv)     a duly executed Transition Services Agreement;

(v)      a duly executed Escrow Agreement; and

(e)       Purchaser shall have delivered, or caused to be delivered, to the Escrow Agent, the Escrow Amount in accordance with Section 3.1 hereof.

Article X

INDEMNIFICATION

10.1       Survival of Representations and Warranties. Each representation, warranty, covenant and agreement contained herein will survive the Closing and continue in full force and effect until the date which is 14 months after the Closing Date; provided, however, that notwithstanding the foregoing, (a) the Fundamental Representations will survive the Closing and continue in full force and effect indefinitely, (b) the representations and warranties set forth in Section 5.8 (Taxes) will survive the Closing and continue in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, (c) the representations and warranties set forth in Sections 5.6(b) (Sufficiency of Assets), 5.11 (Intellectual Property) and 5.14 (Employee Benefits) shall survive the Closing and continue in full force and effect until the date which is 24 months after the Closing Date, and (d) any agreement or covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive the Closing and continue in full force and effect for any applicable period expressly set forth herein, or if there is no such applicable survival period, until such covenant is performed. No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any covenant (excluding this Article X) that provides for performance following the Closing) or any certificate related thereto may be asserted pursuant to this Agreement unless on or before the applicable survival expiration date specified above in this Section 10.1, (i) such claim is asserted by proper written notice in accordance with this Article X, specifying, in reasonable detail, the basis of the claim, and (ii) such claim is made in respect of Losses specified in reasonable detail based on the information then available. In the event that notice of a claim for indemnification under Section 10.2 is given to Sellers prior to the applicable survival expiration date specified above in this Section 10.1, the representation, warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved. Notwithstanding anything to the contrary in this Agreement, it is the intention of the Parties that the survival expiration dates set forth above in this Section 10.1 supersede any applicable statute of limitations with respect to the applicable representations, warranties, covenants and agreements.

10.2       Indemnification.

(a)       Subject to Section 10.4 hereof, Sellers hereby jointly and severally agree to indemnify, defend and hold Purchaser and its directors, officers, employees, Affiliates, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all actual losses, liabilities, damages, claims, suits, Legal Proceedings, judgments, settlements, awards, penalties, interest, fines, fees, costs and expenses, including reasonable attorneys’ fees, costs and expenses (hereinafter “Losses”) incurred or suffered by, or imposed upon, any such Purchaser Indemnified Party resulting from:

(i)        the breach by Sellers of any representation or warranty of Sellers set forth in Article V of this Agreement, in each case, without regard to any qualifications or limitations with respect to “materiality”, whether by reference to “material”, “in all material respects”, “Material Adverse Effect”, or any other similar qualification contained herein or by reference to any such term in any definition of a defined term herein, whether for the purposes of determining if a breach or inaccuracy of a representation or warranty has occurred, or determining or calculating Losses;

(ii)       the breach by Sellers of any covenant or other agreement of Sellers contained in this Agreement;

(iii)      any Excluded Asset or any Excluded Liability;

(iv)      the ownership or operation of the Business or the Purchased Assets at any time prior to the Closing, including any third party claim resulting or arising therefrom, except to the extent constituting an Assumed Liability;

(v)       any common law actual fraud committed by Sellers, any of their Subsidiaries or any of their employees, agents, advisors or representatives;

(vi)      the access, use or occupancy by the Non-Business Employees and their agents, invitees, suppliers or licensees of the Leased Real Property (with the exception of any Losses arising out of or resulting from the gross negligence or willful misconduct of Purchaser); and

(vii)     subject to the limitation set forth in the Transition Services Agreement, any claims by the Purchaser arising out of or resulting from a breach by any of the Sellers or Providers (as that term is defined in the Transition Services Agreement) under the Transition Services Agreement.

(b)       Sellers hereby agree to indemnify, defend and hold Purchaser Indemnified Parties harmless in accordance with the terms of Schedule 10.2(b).

(c)       Purchaser hereby agrees to indemnify, defend and hold Sellers and their respective directors, officers, employees, Affiliates, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses incurred or suffered by, or imposed upon, any such Seller Indemnified Party resulting from:

(i)        the breach by Purchaser of any representation or warranty of Purchaser set forth in Article VI of this Agreement, in each case, without regard to any qualifications or limitations with respect to “materiality”, whether by reference to “material”, “in all material respects”, “Material Adverse Effect”, or any other similar qualification contained herein or by reference to any such term in any definition of a defined term herein, whether for the purposes of determining if a breach or inaccuracy of a representation or warranty has occurred, or determining or calculating Losses;

(ii)       the breach by Purchaser of any covenant or other agreement of Purchaser contained in this Agreement;

(iii)      any Assumed Liability;

(iv)      Purchaser’s ownership or operation of the Purchased Assets or the Business after the Closing, including any third party claim resulting or arising therefrom, except to the extent caused by the breach by any Seller of this Agreement;

(v)       any common law actual fraud committed by Purchaser, any of its Subsidiaries or any of their employees, agents, advisors or representatives; and

(vi)      if applicable, the Lease Guaranty Indemnified Obligations.

10.3       Indemnification Procedures.

(a)       Any party seeking indemnification (the “Indemnified Party”) with respect to any Loss arising from a claim in respect of which payment may be sought under Section 10.2(a) or 10.2(c) hereof (regardless of any limitations provided in Section 10.4 hereof) shall give written notice to the indemnifying party (the “Indemnifying Party”). Written notice to the Indemnifying Party of the existence of an indemnifiable claim shall be given by the Indemnified Party within 15 days after its becoming aware of the claim giving rise to Loss or the assertion of liability from the third party; provided that the failure to provide such notice shall not, however, relieve or excuse the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise actually and materially prejudiced by reason of such failure. With respect to any indemnification claim which does not involve a claim, demand or liability asserted by a third party against the Indemnified Party (“Direct Indemnity Claim”), the Indemnifying Party shall have 30 days after its receipt of such written notice to respond in writing to such Direct Indemnity Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such rights and remedies as may be available to the Indemnified Party.

(b)       If any claim, demand or liability is asserted by any third party against any Person entitled to indemnification hereunder, such Person shall notify the applicable Party within ten Business Days after such third party claim is asserted; provided that the failure to provide such notice shall not, however, relieve or excuse the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise actually and materially prejudiced by reason of such failure. If the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be responsible for all Losses relating to the third party claim based on the facts and circumstances reasonably known at such time, the Indemnifying Party shall be entitled to assume control of the defense of any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity and thereafter shall not be liable for the expenses of the Indemnified Party (subject to the provisos below in clauses (A) and (B) of this paragraph); provided, however, if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to assume the defense of the third party claim that (i) is asserted directly by or on behalf of a Person that is, at the time of the commencement of the claim, a supplier or customer of the Business, (ii) alleges criminal conduct, or (iii) seeks an injunction or other equitable relief against the Indemnified Party, unless such third party claim is of the type that is indemnifiable pursuant to Section 10.2(b). If the Indemnifying Party fails to assume the defense of any such matter within 30 days after being notified of the third party claim, or to diligently defend, the Indemnified Party may assume control of the defense of the claim at the cost and expense of the Indemnifying Party. In all cases, the party without the right to control the defense of the indemnifiable claim may participate in the defense at its own expense; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be responsible for the reasonable and documented fees and expenses of not more than one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. Notwithstanding anything in this Section 10.3(b) to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any indemnifiable claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liabilities and obligations in respect of the indemnifiable claim (and such settlement, compromise or judgment does not involve any admission of guilt on the part of the Indemnified Party). Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the limitations of Sections 10.4 through 10.11, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such indemnifiable claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such indemnifiable claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such indemnifiable claim through the date of its rejection of the settlement offer and (ii) the aggregate Losses of the Indemnified Party with respect to such indemnifiable claim. If the indemnifying party makes any payment on any indemnifiable claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such indemnifiable claim.

(c)       Except as provided in Section 10.7, once a Loss is agreed to by the Indemnifying Party or finally adjudicated in any Legal Proceeding (from which no appeal may be or is taken), the Indemnifying Party shall satisfy its obligations within 5 Business Days of such agreement or final adjudication by wire transfer of immediately available funds; provided that to the extent that all or any portion of any indemnification payment to be made to any Purchaser Indemnified Party is to be satisfied using the General Escrow Amount, Sellers and Purchaser shall, within 5 Business Days of such agreement or final adjudication, deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the appropriate portion of the General Escrow Amount to an account designated by Purchaser.

10.4        Limitations on Indemnification.

(a)       Sellers shall not have any liability under Section 10.2(a), and Purchaser shall not have any liability under Section 10.2(c), unless (i) the Loss for any individual indemnity claim (or series of related indemnity claims arising out of the same or common condition, occurrence or event) exceeds the amount of $35,000 (the “De Minimis Amount”), and (ii) the aggregate amount of Losses to the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, exceeds $335,000 (the “Basket”) and then only to the extent of such Losses in excess of the Basket; provided, however, the De Minimis Amount and the Basket shall not apply to Losses relating to indemnity claims (i) based upon a breach of any of the Fundamental Representations or any of the representations and warranties under Section 5.6(b) (Condition and Sufficiency), Section 5.8 (Taxes) or Section 5.11(j), (ii) in cases of a Seller’s liability, under Sections 10.2(a)(ii) to (vii) hereof or Section 10.2(b) hereof, or (iii) in cases of a Purchaser liability, under Sections 10.2(c)(ii) to (v) hereof (collectively, the “Exempt Losses”).

(b)       The aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(a) and Section 10.2(b) or for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(c), as applicable shall not exceed the amount of $3,350,000 (the “General Cap”); provided, however, notwithstanding the foregoing provision of this Section 10.4(b), (i) the General Cap shall not apply to any of the Exempt Losses; (ii) the aggregate amount of (A) Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(a) for any breach of any of the representations and warranties under Section 5.6(b) (Condition and Sufficiency) or Section 5.11 (Intellectual Property), plus (B) Losses otherwise subject to the General Cap, shall not exceed the amount of $6,700,000; and (iii) the aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2(b) shall not exceed the amount of $10,000,000.

(c)       Notwithstanding any other provision of this Agreement, in no event shall the total aggregate liability of Sellers, or Purchaser, as applicable, under this Agreement exceed an amount equal to the Cash Purchase Price received by Sellers, except in the case of a breach by a Party of any post-Closing covenant under Sections 7.3, 7.5, 7.6, 7.7 or 7.11.

(d)       Neither Sellers nor Purchaser shall make any claim for indemnification under this Article X in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 3.2.

(e)       No knowledge, inquiry or investigation conducted, obtained or received by or on behalf of any Indemnified Party prior to or subsequent to the date hereof with respect to any fact or other matter relating to a representation of warranty made hereunder by the Indemnifying Party shall be deemed or constitute a waiver or release of such Indemnified Party’s right to enforce any covenant, representation or warranty of the Indemnifying Party hereunder or affect the right of the Indemnified Party to indemnification hereunder, it being the intent of this Section 10.4(e) that the Indemnified Party be able to rely on such representations and warranties regardless of any such knowledge, investigation or inquiry. Any waiver or release of a Party’s right to indemnification under this Agreement must be expressly set forth in writing.

10.5        Calculation of Losses. The amount of any Losses for which indemnification is provided under Section 10.2 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Losses (taking into account any costs and expenses incurred by the Indemnified Party in pursuing the insurance claim and any increases in premiums resulting therefrom for a period of 5 years thereafter). Each Indemnified Party shall use commercially reasonable efforts to pursue recovery under all insurance policies and other rights of recovery available to it; provided that in no event shall any Indemnified Party be required to pursue Legal Proceedings against the insurer or other sources of recovery, and nothing in this Section 10.5 shall prohibit or limit the Indemnified Party’s right to seek and pursue indemnification rights and remedies under this Agreement. If an Indemnified Party receives a recovery with respect to Losses for which such Indemnified Party has been previously compensated pursuant to Section 10.2, such Indemnified Party shall remit such proceeds, up to the amount previously paid by the applicable Indemnifying Party with respect to such Loss, to the applicable Indemnifying Party (less the foregoing costs and expenses incurred and premium increases).

10.6         No Duplicative Recovery. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be entitled to recover an amount with respect to Losses pursuant to this Article X to the extent that such Person has already recovered such amount with respect to such Losses pursuant to a different provision of this Agreement or, in the case of Purchaser, to the extent such amount with respect to such Losses was reflected as an adjustment decreasing the Purchase Price in accordance with Section 3.2.

10.7         Escrow Funds.

(a)       The General Escrow Funds shall not serve as the sole source or sole remedy available to Purchaser with respect to a claim for indemnification under this Agreement; provided, however, that if the General Escrow Funds are insufficient to pay for a particular Loss agreed to by the Sellers (as the Indemnifying Parties) or finally adjudicated as the obligation of Sellers in any Legal Proceeding (from which no appeal may be or is taken), Purchaser, subject to the limitations described in this Article X, to the extent applicable, may seek recourse against Sellers in addition to claiming against the General Escrow Funds, but only if the remainder of the funds available in the General Escrow Account are first used to cover such Loss. Under no circumstances shall Sellers be liable for any portion of any Loss which can be satisfied by funds then available in the General Escrow Account.

(b)       The Escrow Agreement shall specify that the remaining General Escrow Funds, if any, shall be released to Sellers or their designee on the first Business Day following the date that is 14 months after the Closing Date; provided, however, that if any claim pursuant to Article X shall have been properly asserted by any Purchaser Indemnified Party in accordance with Article X on or prior to the date that is 14 months after the Closing Date and remain pending on such date (any such claim, a “Pending Claim”), (i) the General Escrow Funds released to Sellers or their designee shall be the amount of General Escrow Funds then held by the Escrow Agent, minus the aggregate amount of such Pending Claims and (ii) any General Escrow Funds that remain in escrow following such date in respect of any such Pending Claim shall be released to Sellers or their designee promptly upon resolution or (if applicable) satisfaction of such Pending Claim. In each case in which this Section 10.7(b) or the Escrow Agreement provide for the release of General Escrow Funds, each of Sellers and Purchaser shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the General Escrow Funds in accordance with this Section 10.7(b) and the Escrow Agreement.

10.8         Mitigation of Losses. An Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article X. The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Losses for which the Indemnified Party is entitled to indemnification before such Losses actually are incurred by the Indemnified Party.

10.9         Indemnity Payments. Any indemnity payment under Section 10.2 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable Tax Authority or a final non-appealable judgment of a court of competent jurisdiction.

10.10      No Punitive or Exemplary Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or any of its Affiliates) shall, in any event, be liable to any other party (or any of its Affiliates) for any consequential, incidental, special, punitive or exemplary damages of such other party (or any of its Affiliates), or for any loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, except, in each case, (a) to the extent any of the foregoing is awarded to a third party in a claim by such third party for an event or occurrence that is subject to the indemnification provisions contained herein, (b) in the case of common law actual fraud or (c) for any such Losses that are reasonably foreseeable.

10.11      Exclusive Remedy. Except with respect to a dispute under Section 2.7, Section 3.2 or Section 8.3 (which disputes shall be governed exclusively by the respective dispute resolution procedures, to the extent applicable, set forth in Section 2.7, Section 3.2 and Section 8.3), and, for the avoidance of doubt and clarification, except with respect to any rights or remedies under the Non-Competition Agreement, the Transition Services Agreement or the Escrow Agreement, if the Closing occurs, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation, warranty, covenant or agreement made by Sellers or Purchaser under this Agreement, or otherwise in connection with the Purchased Assets or the transactions effected by this Agreement, shall be indemnification in accordance with this Article X; provided however, nothing in this Section 10.11 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any right or remedy on account of any Party’s common law actual fraud.

Article XI

MISCELLANEOUS

11.1         Payment of Sales, Use or Similar Taxes; Cooperation on Tax Matters.

(a)       Purchaser, on the one hand, and Sellers, on the other hand, shall each be responsible for one-half of all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, and similar Taxes, levies, charges and fees arising from the transactions contemplated by this Agreement (other than taxes measured by or imposed on net income of a Party or its Affiliates). Sellers shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.

(b)       Purchaser and Sellers shall use their respective commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns for the Business and any audit, litigation or other proceeding with respect to Taxes for the Business. Such cooperation shall include the retention and (upon any Party’s request) the provision of records and information in its possession which are reasonably relevant to any such Tax Returns and audit, litigation or other proceeding with respect to Taxes for the Business and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Taxes pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(c)       All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business shall be apportioned between Sellers and Purchaser as of the Closing based on the number of days of the current taxable period that includes the Closing Date, with Sellers being liable for the proportionate amount of such taxes that is attributable to the period up to the Closing and Purchaser being liable for the proportionate amount of such taxes that is attributable to the period following the Closing.

11.2        Expenses. Except as otherwise expressly provided in this Agreement, Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Each of Sellers, on the one hand, and Purchaser, on the other hand, shall be responsible for 50% of the fees and expenses payable to the Escrow Agent in connection with the Escrow Agreement.

11.3        Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)       Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of any state court within the County of New York, State of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York) in any Legal Proceeding arising out of or relating to any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement or any right or obligation under this Agreement (“Dispute”), including as to this Agreement’s existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort (but excluding any claims solely for specific performance, injunctive relief or any other equitable remedy), whether arising before or after the termination of this Agreement, and agrees that all claims in respect of any such Legal Proceeding shall be heard and determined in such state court within the County of New York, State of New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Legal Proceeding arising out of or relating to any such Dispute in any state court within the County of New York, State of New York, or any federal court of the Southern District of New York, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum or any other challenge to the laying of venue as set forth herein and (iv) agrees that a final non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other manner provided by Law.

(b)       Each of the Parties hereby consents to process being served by any Party to this Agreement in any Legal Proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.6. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

(c)       WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER OR SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

11.4         Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and, except as otherwise provided in this Agreement, are not exclusive of any other remedies provided by law.

11.5         Governing Law. This Agreement and all claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without giving effect to its conflicts of laws provisions.

11.6        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) or by certified mail (return receipt requested); (c) on the date sent by facsimile or e-mail (with confirmed delivery) if sent by facsimile or e-mail before 5:00 p.m. recipient’s local time on a Business Day, otherwise on the next Business Day, in each case to the appropriate address or number as set forth below (or to such other address or number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

TheStreet, Inc.

14 Wall Street, 15th Floor

New York, NY 10005

Attn: Heather Mars, General Counsel

With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attn: Richard Vernon Smith; Karen Dempsey

If to Purchaser, to:

S&P GLOBAL MARKET INTELLIGENCE INC.

55 Water Street

New York, NY 10041

Attn: Dan Seideman, Managing Director, Strategy & Corporate Development; Jesse Kramer, Associate General Counsel – Mergers and Acquisitions

With a copy to:

Chiesa Shahinian & Giantomasi PC

One Boland Drive

West Orange, New Jersey 07052

Attn: Rhonda Carniol, Esq./Sean M. Aylward, Esq.

11.7        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Sellers or Purchaser may assign any or all of their rights or obligations hereunder (a) in connection with the sale of the Business, the Purchased Assets, or all or substantially all of the assets of, or any business transaction involving, such Party or an Affiliate thereof (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) or (b) to any of their respective Affiliates, in each case without the prior written consent of the other Party; provided, further, however, that notwithstanding such assignment, the assigning Party shall not be relieved of any of its obligations hereunder unless and only to the extent that such obligations are fulfilled by such assignee. No assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser, as applicable, shall also apply to any such assignee unless the context otherwise requires.

11.9         Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity, including monetary damages, that may be available to it.

11.10       Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of a Seller or Purchaser shall have any liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or the Seller Documents or the Purchaser Documents, as applicable, of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby; provided, however, that any director, officer, employee, incorporator, member, partner or stockholder of a Seller or Purchaser shall be personally responsible for any actual common law fraud they commit that causes a Loss to a Seller or Purchaser.

11.11       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.12       Sellers’ Obligations. All obligations and liabilities of Sellers under this Agreement and all Seller Documents shall be joint and several.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:

THESTREET, INC.

By:	/s/ Eric Lundberg
Name: Eric Lundberg
Title: Chief Financial Officer

BANKERS FINANCIAL PRODUCTS CORPORATION

By:	/s/ Eric Lundberg
Name: Eric Lundberg
Title: Chief Financial Officer

PURCHASER:

S&P GLOBAL MARKET INTELLIGENCE INC.

By:	/s/Greg Gartland
Name: Greg Gartland
Title: Managing Director

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